Exhibit 4.1

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the “Agreement”), dated as of June 3, 2009 (the “Effective Date”), is made by and among Daimler North America Finance Corporation (formerly known as DaimlerChrysler North America Finance Corporation), a Delaware corporation (“DNAF”), Daimler Investments US Corporation (formerly known as DaimlerChrysler Holding Corporation), a Delaware corporation (“DIUS”, and together with DNAF, the “DC Contributors”), Chrysler Holding LLC, a Delaware limited liability company (the “Company”), CG Investment Group, LLC, a Delaware limited liability company (“CGI”) and an affiliate of Cerberus Capital Management, L.P., CG Investment Group II, LLC, a Delaware limited liability company (“CGI II”) and an affiliate of Cerberus Capital Management, L.P., Chrysler Holding Management LLC, a Delaware limited liability company (“HoldCo Management Company”), FinCo Management LLC, a Delaware limited liability company (“FinCo Management Company”), and CarCo Management LLC, a Delaware limited liability company (“CarCo Management Company”, and together with the Company, CGI, CGI II, HoldCo Management Company and FinCo Management Company, the “Chrysler Parties”, and together with the DC Contributors, the “Parties”). Capitalized terms used herein and not otherwise defined shall have meanings ascribed to such terms in the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of May 22, 2009 (as amended, the “LLC Agreement”).

RECITALS:

A.            The DC Contributors, CGI, HoldCo Management Company, FinCo Management Company and CarCo Management Company are all of the Members of the Company that entered into an initial limited liability company agreement of the Company on August 3, 2007, and CGI II was admitted as a Member of the Company prior to the execution of this Agreement.

B.            Since August 3, 2007, the United States auto industry has significantly changed in a manner unforeseen and unforeseeable on such date, the credit markets have become increasingly difficult to access, the worldwide economic environment has required the Company and its Subsidiaries to borrow funds from the United States Department of the Treasury pursuant to the Emergency Economic Stabilization Act of 2008, and the Company requires future assistance or alliances which may not be accessible while the DC Contributors continue to be Members; and the Parties desire to continue operations of the Company and the Company Subsidiaries without the future involvement of the DC Contributors as Members of the Company.

C.            Accordingly, the Company desires to redeem the 4,468,942 Class B Membership Interests held by DIUS (collectively, the “DIUS Interests”), and the 15,431,058 Class A Membership Interests and the 20 Residual Value Interests held by DNAF (the “DNAF Interests” and, together with the DIUS Interests, the “DC Contributor Interests”) for their agreed upon fair market value, and each of DIUS and DNAF desires, respectively, to have the DIUS Interests and DNAF Interests held by it redeemed, upon the terms and subject to the conditions set forth in this Agreement.

D.            The DC Contributors, the Company and CGI have agreed that, pursuant to the Contribution Agreement, the DC Contributors have the obligation to pay to the Company (i) an amount equal to $16,850,000 (the “Final Headquarters Reimbursement”) relating to the Headquarters Reimbursement Amount (as defined in the Contribution Agreement) and (ii) an amount equal to $5,500,000 (the “Equity Award Amount”, and together with the Final Headquarters Reimbursement, the “Company Receivable”) relating to the Company Equity Award Holder Payments (as defined in the Contribution Agreement).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Redemption of DC Contributor Interests.  The Company hereby redeems, and the DC Contributors hereby tender for redemption, all of the DC Contributor Interests solely in exchange for the assignment by the Company of the Company Receivable to the DC Contributors (the “Redemption”). The Parties agree that (i) the DC Contributors shall not be entitled to any further consideration in exchange for the DC Contributor Interests, and (ii) the Company shall not be entitled to any further consideration in exchange for the assignment by the Company of the Company Receivable. All of the DC Contributor Interests are hereby retired and cancelled and shall not be reissued.

2.             Assignment.

(a)           The Company hereby transfers and assigns all of its right, title and interest in and to the Company Receivable to the DC Contributors, and the DC Contributors hereby accept such transfer and assignment (the “Company Receivable Assignment”) as follows:

(i)            first, (A) $16,850,000 of the right to receive the Final Headquarters Reimbursement and (B) $480,774.97 of the right to receive the Equity Award Amount, to DNAF in exchange for all of the Class A Membership Interests held by DNAF;

(ii)           second, $111.75 of the right to receive the Equity Award Amount to DNAF in exchange for all of the Residual Value Interests held by DNAF; and

(iii)          thereafter, the remaining $5,019,113.28 of the Company Receivable to DIUS in exchange for all of the DIUS Interests.

3.             Representations and Warranties of the DC Contributors.  The DC Contributors hereby represent, jointly and severally, to each of the Chrysler Parties, as of the Effective Date, as follows:

(a)           Each of the DC Contributors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the DC Contributors has all necessary corporate power and authority to enter into this

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Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each DC Contributor of this Agreement, the performance by such DC Contributor of its obligations hereunder and the consummation by such DC Contributor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such DC Contributor and its stockholders.

(b)           This Agreement has been duly executed and delivered by the DC Contributors and (assuming due authorization, execution and delivery by each of the Chrysler Parties) constitutes a legal, valid and binding obligation of the DC Contributors, enforceable against each of the DC Contributors in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in any claim, inquiry, arbitration, suit or action at law or in equity or any other judicial or administrative or bankruptcy proceeding (each a “Proceeding”  and collectively “Proceedings”)) .

(c)           Except as may result from any facts or circumstances relating solely to the Chrysler Parties or their Subsidiaries, the execution, delivery and performance by each of the DC Contributors of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of such DC Contributor, (ii) conflict with or violate any Law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity (“Governmental Order”)  applicable to such DC Contributor, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such DC Contributor is a party, or (iv) result in the creation of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the seller of such receivables, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased under a lease that is not in the nature of a conditional sale or title retention agreement (collectively, “Liens”),  upon the assets of such DC Contributor, except, in the case of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of such DC Contributor to consummate any of the transactions contemplated by this Agreement or perform any of its obligations hereunder (a “DC Contributor Material Adverse Effect”).

(d)           The execution, delivery and performance of this Agreement by the DC Contributors does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity or third party,

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except where such failure to obtain such consents, approvals, authorizations, orders or actions, or to make such filings or notifications, would not have, individually or in the aggregate, a DC Contributor Material Adverse Effect.

(e)           There are no Proceedings by or before any Governmental Entity pending or, to the DC Contributors’ knowledge, threatened in writing, that would materially affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f)            No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any DC Contributor.

(g)           Each of the DC Contributors owns, beneficially and of record, and has good and valid title to, the DC Contributor Interests being redeemed from it hereunder, free and clear of all Liens.

4.             Representations and Warranties of the Chrysler Parties.  As of the Effective Date, each of the Company, CGI, CGI II, HoldCo Management Company, FinCo Management Company and CarCo Management Company hereby represents and warrants with respect to itself only, severally but not jointly, as follows:

(a)           Such Chrysler Party is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Chrysler Party has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Chrysler Party of this Agreement, the performance by such Chrysler Party of its obligations hereunder and the consummation by such Chrysler Party of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Chrysler Party and its members.

(b)           This Agreement has been duly executed and delivered by such Chrysler Party and (assuming due authorization, execution and delivery by each of the DC Contributors) constitutes a legal, valid and binding obligation of such Chrysler Party, enforceable against such Chrysler Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding).

(c)           Except as may result from any facts or circumstances relating solely to the DC Contributors or their Subsidiaries, the execution, delivery and performance by such Chrysler Party of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of such Chrysler Party, (ii) conflict with or violate any Law or any

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Governmental Order applicable to such Chrysler Party, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Chrysler Party is a party, or (iv) result in the creation of any Liens upon the assets of such Chrysler Party, except, in the case of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of such Chrysler Party to consummate any of the transactions contemplated by this Agreement or perform any of its obligations hereunder (a “Chrysler Party Material Adverse Effect”).

(d)           The execution, delivery and performance of this Agreement by such Chrysler Party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity or third party, except where such failure to obtain such consents, approvals, authorizations, orders or actions, or to make such filings or notifications, would not have, individually or in the aggregate, a Chrysler Party Material Adverse Effect.

(e)           There are no Proceedings by or before any Governmental Entity pending or, to such Chrysler Party’s knowledge, threatened in writing, that would materially affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f)            No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Chrysler Party.

5.             Representations and Warranties of the Company.  As of the Effective Date, the Company hereby represents and warrants with respect to itself only to each of the DC Contributors as follows:

(a)           The Company is redeeming the DC Contributor Interests in light of the changed economic conditions affecting, inter alia, the automotive industry, the credit markets and the worldwide economic environment in general.

(b)           The Company is not currently discussing with any Person the issuance or transfer of Class A Membership Interests, Class B Membership Interests or any substantially similar class of common Membership Interests in exchange for consideration that would be inconsistent to a material extent with the fair market value of the Company Receivable.

(c)           No Company Property has been distributed to any Member after August 3, 2007 and before the Effective Date.

(d)           No Company Property is being distributed by the Company on the date of the Redemption other than the Company Receivable.

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(e)           The Redemption is not contingent upon the admission of any other Person as a Member or any capital contribution to the Company by a new or existing Member.

(f)            The Redemption will not result in the termination of the Company as a partnership for United States federal, state or local income tax purposes.

(g)           The Company has no current plan or intention to make an election or take any other actions that would, separately or in the aggregate, result in the Company being treated other than as a partnership for United States federal, state and local income tax purposes.

(h)           The Redemption and Company Receivable Assignment will not result in a termination pursuant to Section 708(b)(1)(A) of the Code and are not part of a plan to liquidate the Company for United States federal, state or local income tax purposes.

(i)            The Company owns, beneficially and of record, and has good and valid title to, the Company Receivable being assigned hereunder, free and clear of all Liens.

(j)            The Company has not assigned, conveyed or otherwise transferred any right, title or interest in or to, or arising out of or in connection with the Company Receivable to any Person.

6.             Tax Covenants and Agreements.  Each of the Parties (or, if otherwise specified, each of the Parties so specified) hereby agrees and covenants with respect to itself only, severally but not jointly, to each of the other Parties that solely for United States federal, state and local income tax law purposes:

(a)           It shall treat the Company for all taxable periods through the date of the Redemption as a partnership and shall file all relevant tax returns in respect of the Company or its Membership Interest in a manner consistent therewith.

(b)           It has not made and will not make any election that is inconsistent with the treatment of the Company as a partnership for United States federal, state and local income tax purposes through the end of the Effective Date.

(c)           It shall treat the Company Receivable Assignment as (i) the sole consideration transferred in exchange for the DC Contributor Interests and (ii) a distribution under Section 731 or Section 736(b) of the Code to DIUS and DNAF.

(d)           It shall treat the Company Receivable as property that was contributed (within the meaning of Sections 704(c) and 751(b) of the Code and the Treasury Regulations thereunder) by the DC Contributors to the Company pursuant to the Contribution Agreement.

(e)           It shall not treat the Company, the DC Contributors or any Member as having recognized gain or loss in connection with the Redemption under Sections 704(c), 707 or 751 of the Code.

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(f)            In respect of all tax periods through the Effective Date, it shall follow the Tax treatment of the Company set forth in Sections 4.6(a)(ii), (iv) and (v) of the LLC Agreement.

(g)           The Company shall permit the DC Contributors to participate, at their own expense, in any audit or other Proceedings with respect to United States federal, state or local income tax (a “Tax Dispute”)  that relates to matters set forth in this Section 6 and in Section 7 of this Agreement or to any representation in Section 5 of this Agreement (a “Relevant Tax Matter”). The Company and its Tax Matters Member shall take into consideration any proposals or arguments of the DC Contributors in relation to any Tax Dispute of a Relevant Tax Matter. The Company and its Tax Matters Member shall not settle any such Tax Dispute administratively or otherwise without the prior written consent of the DC Contributors, which consent shall not be unreasonably withheld or delayed.

(h)           It shall not take any position on any United States federal, state or local income Tax Return or in any administrative or judicial Proceeding that is inconsistent with the agreements and covenants stated in this Section 6 or the representations stated in Section 5 of this Agreement.

7.             Tax Statements and Tax Returns.

(a)           The DC Contributors shall prepare, and the Company shall file with its United States federal income Tax Return (and as applicable any state and local income Tax Returns) for the taxable year of the Company in which the Redemption occurs, the Section 751(b) statement required pursuant to Section 1.751-1(b)(5) of the Treasury Regulations in the form of Schedule 7 attached hereto and such statement shall be binding on the Parties.

(b)           The DC Contributors shall prepare and file all statements and make all disclosures that are required pursuant to Sections 1.707-3(c)(2) and 1.707-8 of the Treasury Regulations in connection with the transactions contemplated by the Contribution Agreement and this Agreement, which statements shall be binding on all Parties, and the Company shall not prepare or file any such statement.

(c)           For all tax periods of the Company up to and including the Effective Date, the Company shall maintain, or cause to be maintained, the Capital Accounts in accordance with Article VI of the LLC Agreement.

(d)           The Parties shall file all United States federal, state and local income Tax Returns consistently with the representations, covenants and agreements contained in Sections 4, 5 and 6 and this Section 7.

8.             Further Assurances.  The Chrysler Parties and the DC Contributors agree that, from time to time, upon reasonable request, each of them will execute and deliver such further instruments and take such other commercially reasonable action as may be reasonable and necessary to carry out the purposes and intents of this Agreement.

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9.             Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Effective Date for a period of 12 months; provided, however, that the representations and warranties contained in Sections 3(a), (b) and (g), Sections 4(a) and (b), and Sections 5(b) through 5(j) shall survive the Effective Date indefinitely.

10.           Entire Agreement.  This Agreement (including the Schedules and Annexes hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

11.           Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

(i)                if to a DC Contributor:

c/o Daimler AG
HPC 096- F105
70546 Stuttgart
Germany
Telecopy: +49 711.174.1848
Attention:        Gerd T. Becht

with a copy to:

Shearman & Sterling LLP
599 Lexington Ave.
New York, NY 10022
United States of America
Telecopy: +1 212.848.7179
Attention:      W. Jeffrey Lawrence

Peter Blessing

(ii)               if to any Chrysler Party:

c/o Cerberus Capital Management L.P.
299 Park Avenue
New York, NY 10171

United States of America

Telecopy:       +1 212.750.5212

Attention:       Lenard B. Tessler

Brett Ingersoll

Seth Gardner

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with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Telecopy: +1 212.593.5955

Attention:      Alan S. Waldenberg

Richard A. Presutti

12.           Amendment.  This Agreement may not be amended or modified except by an instrument signed by, or on behalf of, each of the Parties.

13.           Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the Parties (which consent may be granted or withheld in the sole discretion of such Parties), as the case may be; provided, however,  that each of the Parties shall be permitted to assign its rights hereunder to any of its Affiliates; provided,  further, that no such assignment shall relieve such Parties of their respective obligations hereunder.

14.           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

15.           Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

16.           Waiver.  Each Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17.           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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18.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

19.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

20.           Consent to Jurisdiction.  Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the Borough of Manhattan in the State of New York in the event any dispute arises out of or relates to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement in any court other than a federal court sitting in the Borough of Manhattan in the State of New York or a New York state court, and (d) WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.           Confidentiality.

(a)           The Parties agree, except as required by Law or stock exchange regulations, to keep confidential and not to disclose to any Person any information about the existence of this Agreement, including the Schedules and Annexes to this Agreement, its terms or conditions, including the terms and conditions set forth in Schedules and Annexes to this Agreement, or any other facts relating thereto, including information about negotiations between the Parties and negotiations and agreements with third parties, including Governmental Entities, which took place in connection with this Agreement or the Schedules and Annexes to this Agreement; provided, that each Party may disclose such information to (i) any agents, representatives, advisors (including legal, accounting and financial advisors) and investors, and (subject to reasonable and customary confidentiality agreements) potential investors or acquirors of such Party or its Affiliates or (ii) the U.S. Treasury Department, Export Development Canada and any other governmental authority; provided further, that each Party shall inform such Persons of the confidential nature of such information and cause such Persons in the foregoing clause (i) to comply with the confidentiality obligations of this Section 21 with respect to such information as if such Person were a Party.

(b)           Subject to the provisos in Section 21(a), in the event that any Party is requested pursuant to, or required by, Law to disclose any information concerning this

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Agreement (each such Party a “Notifying Party”), prompt notice of such request or requirement shall be given to each of the other Parties in order to enable such Parties to seek an appropriate protective order or other remedy (and if any such Party seeks such an order, the Notifying Party will provide such cooperation as the other Party or Parties shall reasonably request), to consult with the Notifying Party with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Parties waive compliance, in whole or in part, with the terms of this Agreement, the Notifying Party will disclose only that portion of the information that the Notifying Party is advised in writing by counsel is legally required to be disclosed and the Notifying Party will use its best efforts to ensure that all information so disclosed will be accorded confidential treatment.

22.           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)            the headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLER NORTH AMERICA FINANCE CORPORATION

By:	/s/ David A. Link
	Name:	David A. Link
	Title:	President

By:	/s/ Ruben Simmons
	Name:	Ruben Simmons
	Title:	Vice President

[SIGNATURE PAGE TO REDEMPTION AGREEMENT]

DAIMLER INVESTMENTS US CORPORATION

By:	/s/ Ruben Simmons
	Name:	Ruben Simmons
	Title:	President

By:	/s/ Douglas G. Huwer
	Name:	Douglas G. Huwer
	Title:	Asst. Treasurer

[SIGNATURE PAGE TO REDEMPTION AGREEMENT]

CHRYSLER HOLDING LLC

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Chief Executive Officer

CG INVESTMENT GROUP, LLC

By:	CG Investor, LLC,
its Managing Member

By:	CG Manager, LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

CHRYSLER HOLDING MANAGMENT LLC

By:	Chrysler Holding LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Chief Executive Officer

FINCO MANAGEMENT LLC

By:	Chrysler Holding LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO REDEMPTION AGREEMENT]

CARCO MANAGEMENT LLC

By:	Chrysler Holding LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO REDEMPTION AGREEMENT]

CG INVESTMENT GROUP II, LLC

By:	CG Investment Group, LLC,
as Managing Member

By:	CG Investor, LLC,
as Managing Member

By:	CG Manager, LLC,
as Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

[SIGNATURE PAGE TO REDEMPTION AGREEMENT]

EXECUTION COPY

SETTLEMENT AGREEMENT III

Among

CG INVESTMENT GROUP, LLC

CG INVESTOR, LLC

CHRYSLER HOLDING LLC

CARCO INTERMEDIATE HOLDCO I LLC

CHRYSLER LLC,

the Chrysler Parties hereto,

DAIMLER AG

DAIMLER NORTH AMERICA FINANCE CORPORATION

DAIMLER INVESTMENTS US CORPORATION,
the Daimler Parties hereto,

and

the PENSION BENEFIT GUARANTY CORPORATION

Dated as of June 5, 2009

This SETTLEMENT AGREEMENT III, dated as of June 5, 2009 (this “Agreement”), by and among DAIMLER NORTH AMERICA FINANCE CORPORATION (formerly known as DaimlerChrysler North America Finance Corporation), a Delaware corporation (“DNAF”), DAIMLER INVESTMENTS US CORPORATION (formerly known as DaimlerChrysler Holding Corporation), a Delaware corporation (“DIUS”, and together with DNAF, the “DC Contributors”), DAIMLER AG (formerly known as DaimlerChrysler AG), a German Aktiengesellschaft (“Daimler”, and together with the DC Contributors, the “Daimler Parties”), CG INVESTMENT GROUP, LLC, a Delaware limited liability company (the “Investor”), an affiliate of Cerberus Capital Management, L.P., CG INVESTOR, LLC, a Delaware limited liability company (“CGI”), an affiliate of Cerberus Capital Management, L.P., CHRYSLER HOLDING LLC, a Delaware limited liability company (the “Company”), CARCO INTERMEDIATE HOLDCO I  LLC, a Delaware limited liability company (“Intermediate HoldCo”), CHRYSLER LLC, a Delaware limited liability company (“CarCo”, and together with the Investor, CGI, the Company and Intermediate HoldCo, the “Chrysler Parties”), and the PENSION BENEFIT GUARANTY CORPORATION, a United States Government corporation (the “PBGC”).

WHEREAS, the DC Contributors, the Investor and, with respect to Section 5.03 (Confidentiality) and Section 11.10 (Guarantee), Daimler, are parties to the Contribution Agreement, dated as of May 14, 2007 (as amended, supplemented or otherwise modified through the date hereof, the “Contribution Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contribution Agreement);

WHEREAS, Daimler, the DC Contributors, Daimler Financial Services AG, Daimler Trucks North America LLC, Daimler Automotive de Venezuela C.A., Mercedes-Benz do Brasil Ltda., Mercedes-Benz Egypt S.A.E., Daimler Vehiculos Comerciales Mexico, S. de R.L. de C.V., the Investor, the Company, CarCo, Chrysler International Corporation (“CIC”), Chrysler International Limited LLC, Chrysler Group Egypt Limited and Chrysler de Venezuela LLC are parties to the Settlement Agreement, dated as of March 31, 2009 (the “Settlement Agreement I”);

WHEREAS, the DC Contributors, Daimler Financial Services AG, Daimler North America Corporation, Daimler, MBtech Autodie LLC, MB-Technology GmbH, the Investor, the Company, CarCo, Chrysler Motors LLC, Chrysler Vans LLC, Chrysler Canada Inc. (“CCI”) and CIC are parties to the Settlement Agreement II, dated as of April 17, 2009 (the “Settlement Agreement II”);

WHEREAS, the DC Contributors, Daimler, the Investor, the Company, CarCo, CCI, Chrysler Canada Holding ULC, 3217923 Nova Scotia Company ULC, Alpha Holding LP, Chrysler Mexico Holding, S. de R.I. de C.V., Chrysler de Mexico S.A. de C.V. and Chrysler de Venezuela LLC are parties to the Tax Settlement Agreement, dated as of June 3, 2009 (the “Tax Settlement Agreement”);

WHEREAS, on April 30, 2009, CarCo and twenty-four of its subsidiaries (the “CarCo Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which cases are being jointly administered under Case No. 09-50002 (AJG) (the “CarCo Chapter 11 Cases”);

WHEREAS, the DC Contributors, the Investor, CG Investment Group II, LLC (“CGI II”), the Company, Chrysler Holding Management LLC, FinCo Management LLC and CarCo Management LLC are each party to a Redemption Agreement, dated as of June 3, 2009 (the “Redemption Agreement”), pursuant to which the Company has redeemed (the consummation of such redemption, the “Redemption”) all of the membership interests of the Company held by the DC Contributors;

WHEREAS, subject to the terms and conditions hereof, DNAF and the Investor have agreed to forgive the entire outstanding principal amount, together with all accrued and unpaid interest, fees or other obligations thereon, or related thereto, owed by CarCo and the other Loan Parties (as defined in the Second Lien Term Loan Agreement (as defined below)) to DNAF and the Investor under the Second Lien Term Loan Agreement;

WHEREAS, subject to the terms and conditions hereof, DNAF has agreed to forgive the entire outstanding principal amount, together with all accrued and unpaid interest, fees or other obligations thereon, or related thereto owed by Intermediate HoldCo to DNAF under the Subordinated Note (as defined below);

WHEREAS, subject to the terms and conditions hereof, the Daimler Parties and the Chrysler Parties have resolved certain claims;

WHEREAS, the PBGC is a wholly-owned United States government corporation that administers the pension plan termination insurance program established by Title IV of ERISA;

WHEREAS, the Plan Sponsor maintains and sponsors the Plans, which are covered by the ERISA Title IV pension plan termination insurance program administered by the PBGC;

WHEREAS, the PBGC, Daimler, the Company, CarCo, and CGI are parties to the PBGC Agreement, dated as of May 13, 2007 (the “PBGC Agreement”), that required, inter alia, (a) the making of certain contributions to the Plans, and (b) Daimler and DNAF to provide the PBGC Guaranty (as defined below);

WHEREAS, the PBGC, Daimler and DNAF are parties to the PBGC Guaranty, dated as of August 3, 2007 (the “PBGC Guaranty”), wherein Daimler and DNAF guaranteed payment of certain liabilities which would arise in the event one or more of the Plans is terminated;

WHEREAS, the PBGC is willing to agree to the termination of the PBGC Agreement and the PBGC Guaranty in exchange for the payment by Daimler of the Required Contributions (as defined below) and the giving by Daimler of the Guaranty (as defined below), in each case, in accordance with the terms hereof; and

WHEREAS, contemporaneously with the execution of this Agreement, Daimler and the PBGC have executed the Guaranty attached hereto as Schedule B (the “Guaranty”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“363 Process and Transactions” means the sale and auction process contemplated under the order of the Bankruptcy Court entered on May 8, 2009 approving bidding procedures for the sale of substantially all of the CarCo Debtors’ assets.

“Act” has the meaning given such term in Section 5(e).

“Action” means any claim, action, suit, arbitration, inquiry or proceeding by or before any Governmental Authority.

“Affiliate” means an “affiliate” as defined in Section 101(2) of the Bankruptcy Code.

“Agreement” has the meaning given such term in the Preamble.

“Agreement Notice” has the meaning given such term in Section 5(b)(ii).

“Approval Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, in the form attached as Exhibit A hereto or as otherwise reasonably satisfactory to the parties hereto, authorizing CarCo to enter into and perform under this Agreement; provided that, if a party hereto has not raised an objection with CarCo as to the form and substance of the Approval Order prior to its entry, such Approval Order shall be deemed to be satisfactory to such party.

“Avoidance and Other Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by a debtor-in-possession or a trustee under the Bankruptcy Code or applicable non-bankruptcy law (or by any similar representative in a similar proceeding under applicable non-bankruptcy law), including, without limitation, all such Section 101 Claims, actions or remedies arising under Sections 510 and 542-553 of the Bankruptcy Code.

“Bankruptcy Code” has the meaning given such term in the Recitals.

“Bankruptcy Court” has the meaning given such term in the Recitals.

“CarCo” has the meaning given such term in the Preamble.

“CarCo Chapter 11 Cases” has the meaning given such term in the Recitals.

“CarCo Debtors” has the meaning given such term in the Recitals.

“CCI” has the meaning given such term in the Recitals.

“CGI” has the meaning given such term in the Preamble.

“CGI II” has the meaning given such term in the Recitals.

“CGI Side Letter” means the Letter Agreement between the PBGC and CGI dated August 3, 2007 relating to the PBGC Agreement.

“Challenge Period” has the meaning given such term in Section 6(b).

“Chrysler Parties” has the meaning given such term in the Preamble.

“Chrysler Party Material Adverse Effect” has the meaning given such term in Section 3(c).

“CIC” has the meaning given such term in the Recitals.

“Committee” has the meaning given such term in Section 6(b).

“Committee Complaint” has the meaning given such term in Section 6(b).

“Committee Demand” has the meaning given such term in Section 6(b).

“Company” has the meaning given such term in the Preamble.

“Contribution Agreement” has the meaning given such term in the Recitals.

“Daimler” has the meaning given such term in the Preamble.

“Daimler Group” means Daimler and each of its Subsidiaries, other than the Company and its Subsidiaries.

“Daimler Note(s)” has the meaning given such term in Section 5(c)(i).

“Daimler Parties” has the meaning given such term in the Preamble.

“Daimler Party Material Adverse Effect” has the meaning given such term in Section 2(c).

“Daimler Released Parties” has the meaning given such term in Section 6(b).

“Daimler Side Letter” means the Letter Agreement between Daimler and CarCo dated August 2, 2007 relating to the PBGC Agreement.

“DC Contributors” has the meaning given such term in the Preamble.

“Debtor Complaint” has the meaning given such term in Section 6(b).

“Distress Termination” means a distress termination of one or more of the Plans pursuant to Section 4041 of ERISA.

“DIUS” has the meaning given such term in the Preamble.

“DNAF” has the meaning given such term in the Preamble.

“Encumbrance” means any mortgages, deeds of trust, deeds to secure debt, pledges, liens (including liens imposed by Law, such as, but not limited to, mechanics liens), claims, security or other interests (including any reversionary interests), conditional and installment sale agreements or other title retention agreements, options to purchase or lease real property, charges, easements and other conditions, covenants, zoning and any other restrictions, encumbrances or other matters affecting title of any kind.

“Entity” means an “entity” as defined in Section 101(15) of the Bankruptcy Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“Estate(s)” means the estate(s) of the CarCo Debtors as set forth in Section 541 of the Bankruptcy Code.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

“FinCo” means Chrysler Financial Services Americas LLC.

“FinCo Holdco” means FinCo Intermediate Holdco LLC.

“Fundamental Documents” shall mean the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a limited liability company would be its certificate or articles of formation and limited liability company agreement or operating agreement and the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and its bylaws.

“Governmental Authority” means any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (including private arbitrators or arbitral panels to the extent empowered to issue binding decisions).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty” has the meaning given such term in the Recitals.

“Individuals” means with respect to any Person, such Person’s present and former members, partners, equity-holders, co-investors, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, in each case acting in such capacity and not in any other capacity.

“Intermediate HoldCo” has the meaning given such term in the Preamble.

“Investor” has the meaning given such term in the Preamble.

“Involuntary Termination” means a PBGC-initiated termination of one or more of the Plans pursuant to Section 4042 of ERISA.

“Law(s)” means any federal, national, international, supranational, state, provincial, local or similar (including foreign) statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of August 3, 2007, as amended from time to time, among the DC Contributors, the Investor, CGI II, Chrysler Holding Management LLC, FinCo Management LLC and CarCo Management LLC.

“Loan Release Condition” has the meaning given such term in Section 6(b).

“Master AutoFinance Agreement” means the Master AutoFinance Agreement, dated as of August 3, 2007, between Chrysler LLC and DaimlerChrysler Financial Services Americas LLC, as amended.

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of April 30, 2009, among Fiat S.p.A., NewCar Acquisition LLC, Chrysler LLC and the other Sellers identified therein, as amended by Amendment No. 1, and as it may be further amended from time to time; provided, however, that any such further amendment will not be given effect for purposes of Section 6(c) to the extent that the amendment has the effect of transferring to Purchaser (as defined in the Master Transaction Agreement), any Section 101 Claim that would otherwise be released under Section 6(b) other than those incidental to the bona fide sale of a Purchased Asset (as defined in the Master Transaction Agreement) to which such Section 101 Claim relates. For the avoidance of doubt, the inclusion or exclusion of Assumed Contracts (as defined in the Master Transaction Agreement) or other Purchased Assets after the MTA Closing date in accordance with the terms of the Master Transaction Agreement shall not constitute an amendment to the Master Transaction Agreement so long as no such subsequently included or excluded Assumed Contract or Purchased Asset is an “Excluded Asset” as defined in the Master Transaction Agreement, as amended by Amendment No. 1.

“MTA Closing” has the meaning given such term in Section 5(b)(i).

“Non-Closing” has the meaning given such term in Section 5(b)(ii).

“Notifying Party” has the meaning given such term in Section 11(c).

“PBGC” has the meaning given such term in the Preamble.

“PBGC Agreement” has the meaning given such term in the Recitals.

“PBGC Confidentiality Agreement” has the meaning given such term in Section 11(b).

“PBGC Guaranty” has the meaning given such term in the Recitals.

“Person(s)” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, Governmental Authority or other Entity, whether acting in an individual, fiduciary or other capacity.

“Plan Sponsor” means CarCo or any entity that assumes the liabilities under any of the Plans and becomes the sponsor of any of the Plans.

“Plan Sponsor Bank Account” means the bank account of a Plan Sponsor as specified in a notice given by a Plan Sponsor to Daimler in accordance with Section 14 no later than two Business Days prior to the date Daimler is required to pay any installment of the Required Contributions to such Plan Sponsor in accordance with Section 5.

“Plans” means the following: (i) the Chrysler LLC Pension Plan, (ii) Pension Agreement between Chrysler LLC and UAW Automobile, Aerospace and Agricultural Implement Workers of America, (iii) Pension Agreement between Chrysler LLC and the International Union of Electronic, Electrical, Technical, Salaried, Machine and Furniture Workers, (iv) Pension Agreement between Chrysler LLC and SPFPA Pension Agreement (formerly known as UPGWA), (v) American Motors Corp. Retirement Income Plan, (vi) Jeep Corp. UAW Retirement Income Plan, (vii) GEMA UAW Pension Plan, (viii) Chrysler LLC Executive Salaried Employees’ Retirement Plan, (ix) Chrysler LLC Salaried Employees’ Retirement Plan, and (x) Chrysler LLC Subsidiaries’ Pension Plan; in each case as such Plan may be subsequently amended or modified.

“Plans Bank Account” means the following account (or such other trust account of the Plans as may be specified in a notice given by the Plan Sponsor to Daimler in accordance with Section 14, no later than two Business Days prior to the due date for any payment Daimler is required to make to such trust account):

Bank Name:	State Street Bank and Trust Company Boston, MA 02105
Beneficiary:	Chrysler LLC MRT Fund #2XBD
Account Number:	17220401
ABA:	011-000-028
Reference:	Master Trust Division
Attn: Tom Donovan

“Prior Settlement Agreements” means (i) the Settlement Agreement I, (ii) the Settlement Agreement II, and (iii) the Tax Settlement Agreement.

“Redemption” has the meaning given such term in the Recitals.

“Redemption Agreement” has the meaning given such term in the Recitals.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 3, 2007, as amended from time to time, among the Company, the DC Contributors and the Investor.

“Released Claims” means the claims released pursuant to Sections 6(a) and 6(b).

“Required Contributions” means the amount of $600,000,000 (Six Hundred Million U.S. Dollars) payable, pursuant to this Agreement, for the sole benefit of the Plans.

“Risk Sharing Agreement” means the Term Sheet for Proposed Chrysler Financial Risk Sharing with Chrysler LLC for Terminated Dealers among CarCo, FinCo and New CarCo Acquisition LLC, agreed and accepted May 6, 2009.

“Scheduled Payment Dates” has the meaning given such term in Section 5(b)(i).

“Second Lien Term Loan Agreement” means the Second Lien Term Loan Agreement, dated as of August 3, 2007, as amended from time to time, among CarCo Intermediate Holdco II LLC, CarCo, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), Goldman Sachs Credit Partners, L.P. and Citibank, N.A., as syndication agents, and the other parties thereto, and the Lender Addendum thereto, dated as of August 3, 2007, as amended from time to time, among DNAF, CarCo and the Administrative Agent, and the Lender Addendum thereto, dated as of August 3, 2007, as amended from time to time, among the Investor (as assignee of Madeleine L.L.C.), CarCo and the Administrative Agent and each other Loan Document (as defined therein) executed in connection therewith by any Loan Party (as defined therein).

“Section 101 Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Settlement Agreement I” has the meaning given such term in the Recitals.

“Settlement Agreement II” has the meaning given such term in the Recitals.

“Single Plan Required Contribution Amount” means, with respect to a Plan, the portion of the Required Contributions allocated to such Plan in accordance with Schedule A.

“Subordinated Note” means the $400,000,000 (Four Hundred Million U.S. Dollars) CarCo Intermediate Holdco I LLC Promissory Note, dated August 3, 2007, as amended from time to time, issued by Intermediate Holdco to DNAF.

“Tax Settlement Agreement” has the meaning given such term in the Recitals.

“Umbrella Agreement” means the Agreement (Residual Cash Flow Sharing), dated as of August 3, 2007, as amended from time to time, among FinCo, the DC Contributors and the Investor.

SECTION 2.    Representations and Warranties of the Daimler Parties. The Daimler Parties hereby represent and warrant, jointly and severally, as of the date hereof, to the Chrysler Parties and the PBGC as follows:

(a)              Each of the Daimler Parties is an entity duly organized and validly existing under the Laws of its jurisdiction of organization. Each of the Daimler Parties has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)              The execution and delivery by each of the Daimler Parties of this Agreement, the performance by such Daimler Party of its obligations hereunder and the consummation by such Daimler Party of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Daimler Party. This Agreement has been duly executed and delivered by each of the Daimler Parties and (assuming due authorization, execution and delivery by each of the Chrysler Parties) constitutes a legal, valid and binding obligation of such Daimler Party, enforceable against such Daimler Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)              Except as may result from any facts or circumstances relating solely to the Chrysler Parties or their Subsidiaries, the execution, delivery and performance by each of the Daimler Parties of this Agreement, does not and will not (i) violate, conflict with or result in the breach of any provision of the Fundamental Documents of such Daimler Party, (ii) conflict with or violate any Law or Governmental Order applicable to such Daimler Party, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Daimler Party is a party, or (iv) result in the creation of any Encumbrance upon the assets of such Daimler Party, except, in the case of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of such Daimler Party to consummate any of the transactions contemplated by this Agreement or perform its obligations hereunder (a “Daimler Party Material Adverse Effect”).

(d)              The execution, delivery and performance of this Agreement by each of the Daimler Parties does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or third party, except where such failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not have, individually or in the aggregate, a Daimler Party Material Adverse Effect.

(e)              There are no Actions pending or, to the Daimler Parties’ knowledge, threatened in writing, that would materially affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f)              No Daimler Party, nor any of their respective Affiliates, has assigned, conveyed or otherwise transferred any right, title or interest in or to, or arising out of or in connection with, any of the Released Claims to any Person.

(g)              No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Daimler Party.

(h)              DNAF has not assigned, conveyed or otherwise transferred any right, title or interest in or to, or arising out of or in connection with, any of the obligations owed to it pursuant to the terms of the Second Lien Term Loan Agreement or the Subordinated Note, and is the lender of record with respect to such obligations.

SECTION 3.    Representations and Warranties of the Chrysler Parties. Each of the Investor, CGI, Intermediate HoldCo, the Company and CarCo hereby represents and warrants solely as to itself, severally and not jointly, as of the date hereof, to the Daimler Parties and the PBGC as follows:

(a)           Such Chrysler Party is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization. Such Chrysler Party has all necessary limited liability company power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby; provided that, with respect to CarCo, such power and authority is subject to approval by the Bankruptcy Court pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure.

(b)           The execution and delivery by such Chrysler Party of this Agreement, the performance by such Chrysler Party of its obligations hereunder and the consummation by such Chrysler Party of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Chrysler Party. This Agreement has been duly executed and delivered by such Chrysler Party and (assuming due authorization, execution and delivery by each of the Daimler Parties), subject to approval of the Bankruptcy Court with respect to CarCo in the CarCo Chapter 11 Cases, constitutes a legal, valid and binding obligation of such Chrysler Party, enforceable against such Chrysler Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)           Assuming that all approvals and consents described in Section 3(d) have been obtained, and except as may result from any facts or circumstances relating solely to the Daimler Parties or their Subsidiaries, the execution, delivery and performance by such Chrysler Party of this Agreement, does not and will not (i) violate, conflict with or result in the breach of any provision of the Fundamental Documents of such Chrysler Party, (ii) conflict with or violate any Law or Governmental Order applicable to such Chrysler Party, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Chrysler Party is a party, or (iv) result in the creation of any Encumbrance upon the assets of such Chrysler Party, except, in the case of clauses (ii), (iii) and

(iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of such Chrysler Party to consummate any of the transactions contemplated by this Agreement or perform its obligations hereunder (a “Chrysler Party Material Adverse Effect”).

(d)           Other than (i) approval by the Bankruptcy Court with respect to CarCo in the CarCo Chapter 11 Cases, and (ii) the approval of the U.S. Treasury Department, the execution, delivery and performance of this Agreement by such Chrysler Party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or third party, except where such failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not have, individually or in the aggregate, a Chrysler Party Material Adverse Effect.

(e)           Other than objections, if any, to the motion seeking an Approval Order that are filed with the Bankruptcy Court, there are no Actions pending or, to such Chrysler Party’s knowledge, threatened in writing, that would materially affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f)            No Chrysler Party, nor any of their respective Affiliates, has assigned, conveyed or otherwise transferred any right, title or interest in or to, or arising out of or in connection with, any of the Released Claims to any Person; except to the extent any Released Claims became property of a CarCo Debtor’s Estate upon commencement of that CarCo Debtor’s chapter 11 case.

(g)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Chrysler Party.

(h)           Each Plan is intended to be qualified under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service providing that such Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code.

(i)            The Investor has not assigned, conveyed or otherwise transferred any right, title or interest in or to, or arising out of or in connection with, any of the obligations owed to it pursuant to the terms of the Second Lien Term Loan Agreement, and is the lender of record with respect to such obligations.

SECTION 4.    Representations and Warranties of the PBGC. The PBGC represents and warrants, as of the date hereof, to the Daimler Parties and the Chrysler Parties as follows:

(a)           The PBGC is a wholly-owned United States government corporation established under Title IV of ERISA. The PBGC has full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.

(b)           The PBGC’s execution and delivery of this Agreement, the PBGC’s performance of its obligations under this Agreement, the PBGC’s consummation of the transactions contemplated by this Agreement and the PBGC’s compliance with the terms and provisions of this Agreement: (i) do not violate in any material respect any Law applicable to the PBGC or any of its properties; and (ii) do not violate any provision of Title IV of ERISA or the PBGC’s By-Laws, other applicable statutes, regulations and rules governing the PBGC, or any material contract or agreement which is binding on the PBGC or its properties.

(c)           This Agreement has been duly executed by authorized officers or other representatives of the PBGC. This Agreement constitutes a legal, valid and binding contract and agreement of the PBGC.

SECTION 5.    Agreements Related to the Plans.

(a)           Termination of PBGC Agreement, PBGC Guaranty and CGI Side Letter. The PBGC Agreement, the PBGC Guaranty and the CGI Side Letter are hereby terminated in their entirety and shall be void and of no further force or effect.

(b)           Daimler Contributions. (i) Daimler shall pay the Required Contributions in three equal installments. Subject to the provisions of Section 5(b)(ii) below, on the earlier to occur of Two Business Days following (A) the closing of the transactions contemplated by the Master Transaction Agreement (the “MTA Closing”) and (B) June 15, 2009, Daimler shall pay $200,000,000 (Two Hundred Million U.S. Dollars) of the Required Contributions, allocated in accordance with Schedule A, by wire or intra-bank transfer of immediately available funds to the Plan Sponsor(s) Bank Account(s). Immediately upon receipt of such amount, the Plan Sponsor(s) shall pay such $200,000,000 (Two Hundred Million U.S. Dollars) by wire or intra-bank transfer of immediately available funds to the Plans Bank Account and instruct the trustee of the Plans to allocate such amount among the Plans in accordance with Schedule A. Subject to the provisions of Section 5(b)(ii) below, the remaining $400,000,000 (Four Hundred Million U.S. Dollars) of the Required Contributions shall be paid to the Plan Sponsor(s) Bank Account(s) in two equal annual installments on each of the first and second anniversaries of the date of this Agreement (the “Scheduled Payment Dates”), allocated in accordance with Schedule A. Immediately upon receipt of such Required Contributions by the Plan Sponsor(s), the Plan Sponsor(s) shall pay the full amount of the Required Contributions received to the Plans Bank Account and instruct the trustee of the Plans to allocate such amount among the Plans in accordance with Schedule A. Within five Business Days after the receipt by the Plan Sponsor(s) of any portion of the Required Contributions, the Plan Sponsor(s) shall provide the PBGC with written evidence of payment of such amount to the Plans Bank Account and written evidence of its instructions to the trustee of the Plans to allocate such amounts in accordance with Schedule A.

(ii)           In the event that the MTA Closing has not occurred at least two Business Days prior to the time that a payment is required to be made by Daimler under Section 5(b)(i) above (a “Non-Closing”), and the PBGC and the Plan Sponsor(s) have reasonably agreed that such payment can be structured so that, if made to the Plan Sponsor(s) and then to the Plans, it would not be subject to claims by or on behalf of the Plan Sponsor(s)’ creditors or otherwise subject to any disgorgement or repayment obligation by the Plans, then the PBGC and the Plan Sponsor(s) shall jointly notify Daimler of such agreement in accordance with Section 14 (an “Agreement Notice”) and Daimler shall pay the applicable installment of the Required Contributions to the Plan Sponsor(s) Bank Account(s), on the later of the date on which such payment is due to be made under Section 5(b)(i) above and two Business Days after it receives an Agreement Notice. In the event of a Non-Closing following which Daimler does not receive an Agreement Notice prior to 5:00 p.m. EST on the tenth Business Day following the date that a payment was otherwise due to be made by Daimler under Section 5(b)(i), Daimler shall pay the applicable installment of the Required Contributions directly to the trustee of the Plans, by wire or intra-bank transfer of immediately available funds to the Plans Bank Account, rather than to the Plan Sponsor(s), on the twelfth Business Day following the date such payment would otherwise have been made by Daimler under Section 5(b)(i) and instruct the trustee of the Plans to allocate such payment among the Plans in accordance with Schedule A.

(iii)         Daimler’s payment of the Required Contributions to the Plan Sponsor(s) or the trustee of the Plans in accordance with this Section 5 shall fully discharge Daimler’s obligation to make the Required Contributions. If a Plan is terminated in an Involuntary Termination or a Distress Termination prior to any Scheduled Payment Date, Daimler shall make the Single Plan Required Contribution Amount applicable to such Plan on the Scheduled Payment Date(s) directly to the statutory trustee appointed for such Plan pursuant to Section 4042 of ERISA.

(c)           Cooperation with Respect to Potential Restructuring. (i) Daimler, the PBGC and the Plan Sponsor(s) shall reasonably cooperate to restructure the $400,000,000 (Four Hundred Million U.S. Dollars) of Required Contributions payable on the Scheduled Payment Dates (A) in a manner that would achieve the parties’ express intention that the Required Contributions are exclusively for the benefit of the Plans and are not subject to the claims by or on behalf of the creditors of the Plan Sponsor(s) or otherwise subject to any disgorgement or repayment obligation by the Plan, (B) in a manner that would result in the Required Contributions being deemed to have been contributed to the Plans prior to the Scheduled Payment Dates and (C) so that the Plan Sponsor(s) may, to the extent permitted by applicable Law, apply the Required Contributions to the Plan Sponsor’s minimum funding requirements applicable to the Plans; provided, however, that no such restructuring shall affect the rights or obligations of any of the parties to this Agreement. The parties intend, subject to any necessary government approvals and entering into reasonably acceptable definitive agreements, to restructure the $400,000,000 (Four Hundred Million U.S. Dollars) of Required Contributions to be made on the Scheduled Payment Dates as follows: (Y) Daimler will execute and deliver a note(s) to the Plan Sponsor(s) evidencing Daimler’s obligation to make the Required Contributions on the applicable Scheduled Payment Dates (the “Daimler Note(s)”) to the Plan Sponsor(s) and (Z) the Plan Sponsor(s) will immediately contribute the Daimler Note(s) to the Plans, in accordance with the Single Plan Required Contribution Amounts set forth on Schedule A. To the extent that Daimler pays the Plans Bank Account in connection with the Daimler Notes(s), the Plan Sponsor shall provide the PBGC with written evidence of the amount of payment within five Business Days after such payment is made.

(ii)           The Plan Sponsor(s) acknowledge and agree that the Required Contributions or the Daimler Notes evidencing such Required Contributions are being received by the Plan Sponsor(s) exclusively for the benefit of the Plans. Daimler shall have no obligation to restructure any portion of the Required Contributions if such restructuring would result in Daimler or any of its Affiliates being subject to liability for engaging in a non-exempt prohibited transaction under ERISA. For the avoidance of doubt, any such restructuring shall not affect the amount of the Single Plan Required Contribution Amount for any Plan or the applicable Scheduled Payment Dates. The Plan Sponsor(s) (and not Daimler) shall be solely responsible for any consequences to the Plans or the Plan Sponsor(s) in connection with a Plan Sponsor’s reporting, tax or other position related to the time at which the Required Contributions are treated as having been contributed to the Plans or the extent to which any Required Contribution may be used to satisfy the Plan’s minimum required contributions. The Plan Sponsor(s) shall be solely responsible for all costs associated with obtaining any rulings or other applicable guidance or relief from any applicable regulatory authority in connection with any such restructuring. The Plan Sponsor(s) shall not require Daimler to incur any third-party costs associated with the obligation to cooperate pursuant to this Section 5(c). In no event shall Daimler’s cooperation with the Plan Sponsor(s) under this Section 5(c) be construed as Daimler’s endorsing the merits of any position taken by the Plan Sponsor(s) with respect to any restructuring.

(d)           Daimler Guaranty. Contemporaneously with the execution of this Agreement, Daimler and the PBGC shall execute, and Daimler shall deliver to the PBGC, the Guaranty in the form attached hereto as Schedule B.

(e)           Waiver of Immunity. Daimler represents, warrants and agrees that it is and will be subject to civil and commercial Law with respect to all of its obligations to the PBGC and the Plans under this Agreement, that the execution, delivery and performance of this Agreement constitutes and will constitute private and commercial acts, rather than governmental or public acts, and that neither Daimler nor any of its respective properties or revenues has or will have any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of judgment or any other legal process with respect to its obligations under this Agreement to the PBGC or to the Plans. To the extent that Daimler is or may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to Daimler such immunity (whether or not claimed), Daimler hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement to the PBGC and the Plans. The foregoing waiver of immunity shall have effect, to the fullest extent, under the United States Foreign Sovereign Immunities Act of 1976 (the “Act”), or any successor thereto or any similar Law or statute. The foregoing waivers and agreements are intended to be irrevocable and not subject to withdrawal for purposes of such Act or any such successor or similar Law or statute.

(f)            Consent to Jurisdiction. Notwithstanding anything in this Agreement to the contrary and solely with respect to this Section 5, Daimler hereby irrevocably and unconditionally: (i) consents that any action, suit or proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of New York; (ii) expressly submits for itself and its property to personal jurisdiction within the United States of America and expressly waives all objections on the grounds of personal jurisdiction or venue; (iii) agrees to service of process in any legal proceeding to enforce this Agreement in person, by an internationally recognized overnight courier service, or by certified mail, return receipt requested, postage prepaid, to Daimler, at its address for notice pursuant to Section 14 of this Agreement (with a copy as specified in that section); and (iv) agrees that final judgment against it in any action or proceeding arising out of, relating to, or for the enforcement of, this Agreement shall be conclusive and may be enforced or recognition thereof may be sought in any other jurisdiction within or outside the

United States of America by summary proceedings in a suit on the judgment, a copy of which shall be conclusive evidence of the fact and of the amount of Daimler’s obligation.

SECTION 6.    Settlement; Forbearance; Release; Expenses; Termination of Daimler Side Letter.

(a)           Daimler, the DC Contributors, the Company, CarCo (on behalf of itself and all of its subsidiaries), the Investor and CGI hereby release all current and future claims (other than claims that are covered by Section 7) that they may have against each other and against each other’s respective Affiliates (which includes, for purposes of this Section 6(a), Individuals) under the Contribution Agreement and all other agreements executed in connection with the Contribution Agreement and the LLC Agreement, including all claims raised by the Investor claim letter, dated October 30, 2008.

(b)           In addition to the release in Section 6(a), (i) CarCo, on behalf of itself and all of its subsidiaries, hereby releases each of Daimler, the DC Contributors, the Company, the Investor and CGI and each of their respective Affiliates (which, for purposes of this Section 6(b), includes Individuals but does not include CarCo, its subsidiaries or their Individuals) from any and all Section 101 Claims, including Avoidance and Other Actions, and (ii) each of Daimler, the DC Contributors, the Company, the Investor, Intermediate Holdco, CarCo Intermediate Holdco II, LLC and CGI hereby release CarCo, its subsidiaries and their Affiliates (which includes, for purposes of this Section 6(b), Individuals) from any and all Section 101 Claims (other than claims that are covered by Section 7), including Avoidance and Other Actions arising in connection with CarCo, its subsidiaries and their businesses; provided, that none of the releases in this paragraph shall be effective with respect to any Section 101 Claims (other than Avoidance and Other Actions) that are (or but for this Agreement would be) transferred to NewCar Acquisition LLC with the approval of an Order of the Bankruptcy Court in the CarCo Chapter 11 Cases. Notwithstanding the foregoing, any other provision in this Agreement, the Approval Order or any other agreement between the Daimler Parties and CarCo, no release of the Daimler Parties and their Affiliates (each, a “Daimler Released Party”) by the CarCo Debtors (other than the releases set forth in Section 6(a)) shall become effective against any Daimler Released Party until the later of (A) forty-five (45) calendar days after the entry of the Approval Order (such 45-day period, the “Challenge Period”) if the Official Committee of Unsecured Creditors of Chrysler LLC, et al. (the “Committee”) has not during such Challenge Period delivered to counsel to CarCo (with a copy to Daimler) a written demand (the “Committee Demand”) for CarCo to bring a claim against such Daimler Released Party as set forth in a proposed complaint (the “Committee Complaint”) attached to such Committee Demand, and (B) no more than twenty-five (25) calendar days after the delivery of the Committee Demand (provided that in no event shall such date be later than 60 calendar days after the entry of the Approval Order) if the Committee, after first obtaining leave of the Bankruptcy Court to commence such derivative litigation, has not filed the Committee Complaint, or CarCo has not filed a complaint (the “Debtor Complaint”) asserting some or all of the same claims against such Daimler Released Party as set forth in the Committee Complaint, in the Bankruptcy Court (the condition set forth in either subsection (A) or (B), the “Loan Release Condition”); provided, however, that the limitation on releases set forth in this Section 6(b) shall apply only with respect to claims set forth in the Committee Complaint or Debtor Complaint filed within the time period set forth in the foregoing subsection (B), and that the release of all other claims by CarCo against the Daimler Released Parties pursuant to this Section 6(b) shall become effective and binding upon the parties to this Agreement upon the filing of a Committee Complaint or Debtor Complaint that does not assert such claims; and provided further that the limitation on releases set forth in this Section 6(b) shall not apply to any claim released in Section 6(a).

(c)           Notwithstanding the foregoing or any other provision of this Agreement, (i) the releases set forth in Sections 6(a) and 6(b) shall not apply to ongoing operational agreements (including all obligations relating to post-December 31, 2008 trade receivables/payables between Daimler and CarCo, the Risk Sharing Agreement or the Master AutoFinance Agreement), credit support arrangements, the Prior Settlement Agreements, the Redemption Agreement and the agreements executed in connection with the Redemption Agreement, and (ii) other than as specified in Section 6(a), and other than for Avoidance and Other Actions or claims against natural persons for breach of fiduciary duty, or against any Person for aiding and abetting such a breach of fiduciary duty, there shall be no discharge or release of any Person with respect to, and no provision in this Agreement shall modify in any manner, any claims, including Section 101 Claims, (A) of any non-debtor subsidiary of a CarCo Debtor acquired pursuant to the Master Transaction Agreement, or (B) that relates to an Assumed Contract (as defined in the Master Transaction Agreement) and is not an Excluded Asset (as defined in the Master Transaction Agreement) or that is, or that but for this Agreement would have been, a Purchased Asset (as defined in the Master Transaction Agreement), in each case subject to the occurrence of the MTA Closing.

(d)          Without limitation of the foregoing, effective as of the date of the Redemption, except as otherwise specified in this Agreement and the Redemption Agreement, each of the Daimler Parties, on behalf of itself and its Subsidiaries, officers, directors, employees, agents, successors and assigns, hereby (i) irrevocably relinquishes and waives any and all of its interests and rights (whether related to governance (including the right to appoint any members of the Board of Managers (or equivalent governing body) of the Company or any of its Affiliates), information, economic, contractual or other rights) with respect to the Company and its Affiliates that such Daimler Party or any of its Subsidiaries, officers, directors, employees, agents, successors or assigns had or has, prior to, on or after the date of the Redemption, under the LLC Agreement or under the limited liability company agreement or other organizational documents of any of the Company’s Affiliates or as a holder of DC Contributor Interests (as defined in the Redemption Agreement), as applicable, and (ii) agrees to cause its appointees to the Board of Managers (or equivalent governing body) of the Company or any of its Affiliates to resign from such positions.

(e)           In recognition of the material and valuable consideration being provided by the released parties in Sections 6(a) and (b) to, and for the continuing benefit of, the Estates and all parties in interest in the CarCo Chapter 11 Cases, the CarCo Debtors agree to use their commercially reasonable efforts to include global releases and related protections beyond the scope of those given in Sections 6(a) and (b) for the benefit of such released persons to the full extent any other Person is granted or receives therein (or in connection therewith) releases and related protections that could reasonably be construed to be more expansive in scope and ambit than the releases and related protections being granted to and received by the released parties in Sections 6(a) and (b) herein and the Approval Order.

(f)          The PBGC acknowledges, based on the limited information it has been provided, as of the date of this Agreement, that it has no reason to assert liability on the part of

Daimler or any of its Subsidiaries, CGI or any of its Affiliates, or the Company or any of its Subsidiaries under Section 4069 of ERISA, solely as a result of the consummation of the transactions contemplated by the Contribution Agreement.

(g)           As of the date hereof, the PBGC waives any rights it may have now or in the future to cause Daimler or DNAF to make any payment, or otherwise assert any rights against Daimler or DNAF, under the PBGC Agreement and the PBGC Guaranty.

(h)           Except as otherwise specified in this Agreement, the Prior Settlement Agreements, the LLC Agreement or the Contribution Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not any of the transactions contemplated by this Agreement shall have occurred.

(i)            CarCo shall cause each of its controlled Affiliates to comply with the terms of Sections 6(a) and 6(b) and not bring any claims released under Section 6(a) or any Section 101 Claims, including Avoidance and Other Actions, released under Section 6(b) against any of Daimler, the DC Contributors, the Company, the Investor or CGI or any of their respective Affiliates (which includes, for purposes of this Section 6(i), Individuals).

(j)            The Chrysler Parties (other than CarCo) shall cause FinCo and its Subsidiaries not to bring any claims for alleged breaches under the Contribution Agreement against the Daimler Parties.

(k)           The Daimler Parties shall cause their respective controlled Affiliates not to bring any claims for alleged breaches under the Contribution Agreement against the Chrysler Parties.

(l)           The Daimler Side Letter is hereby terminated in its entirety and shall be void and of no further force or effect.

(m)          Neither CarCo nor any of its Subsidiaries shall assign, convey or otherwise transfer any right, title or interest in or to, or arising out of or in connection with, any of the Released Claims from and after the date hereof (other than the transfers made as part of the 363 Process and Transaction so long as such transfers are deemed to occur after giving effect to the releases provided for herein).

(n)           Notwithstanding anything to the contrary in Section 6, nothing providing for the release of or by Persons who are not CarCo Debtors shall apply to the United States of America or to any agency thereof, provided, however, that Section 6(g) shall apply to the PBGC.

(o)           The Investor and CGI hereby represent and warrant that they did not receive directly or indirectly dividends or other distributions (other than distributions for tax payments, if any) on account of their equity interests in CarCo or any of the CarCo Debtors.

SECTION 7.   Chrysler Debt Forgiveness. (a) Each of DNAF and the Investor hereby forgives, releases and forever discharges the obligations of CarCo and the other Loan Parties (as defined in the Second Lien Term Loan Agreement) to repay the outstanding principal amount, together with all accrued and unpaid interest, fees or other obligations thereon or related thereto, owed to DNAF and the Investor under the Second Lien Term Loan Agreement, as if all such obligations were paid in full in cash, and the Second Lien Term Loan Agreement is hereby, without further action, terminated in full on the date hereof, and shall be of no further force and effect, without any survival of any representation, warranty, covenant or other provision contained therein, and notwithstanding any other provision to the contrary contained in the Second Lien Term Loan Agreement.

(b)           DNAF hereby forgives, releases and forever discharges the obligations of Intermediate HoldCo to repay the outstanding principal amount, together with all accrued and unpaid interest, fees or other obligations thereon or related thereto, owed to DNAF under the Subordinated Note, as if all such obligations were paid in full in cash, and the Subordinated Note is hereby, without further action, terminated in full on the date hereof and shall be of no further force and effect, without any survival of any representation, warranty, covenant or other provision contained therein, notwithstanding any other provision to the contrary contained in the Subordinated Note.

(c)           DNAF and the Investor each hereby agree (i) that all of DNAF’s and the Investor’s respective security interests in and liens on any and all properties and assets of CarCo, if any, and the Loan Parties (as defined in the Second Lien Term Loan Agreement), whether personal, real or mixed, tangible or intangible, granted by or arising under the Second Lien Term Loan Agreement, without further action, are hereby released and discharged, (ii) that DNAF and the Investor will, at the reasonable request of CarCo or Intermediate HoldCo at their sole cost and expense, as applicable, execute such instruments or other writings, or take such other action, to evidence the termination and discharge of the obligations under the Second Lien Term Loan Agreement and the Subordinated Note owed to DNAF and the Investor, and the termination and release of any security interest or liens with respect thereto, (iii) that CarCo is hereby authorized to prepare and file any UCC termination statements as CarCo may deem necessary or desirable in connection with the termination of the security interests and liens set forth in clause (i) above, without the signature of DNAF or the Investor, to the extent permitted by Law, (iv) that DNAF and the Investor, as applicable, will promptly deliver to CarCo the originals of promissory notes and stock certificates, if any, together with any allonges and stock powers, currently held by DNAF or the Investor as collateral for the obligations under the Second Lien Term Loan Agreement, or which evidence the obligations under the Second Lien Term Loan Agreement, and (v) DNAF will promptly deliver to Intermediate HoldCo the originals of any promissory notes currently held by DNAF which evidence the obligations under the Subordinated Note.

SECTION 8.    Termination and Release. Notwithstanding the terms of the Umbrella Agreement, the Registration Rights Agreement or any other agreement to the contrary, (a) the DC Contributors and the Investor agree, and the Investor shall cause FinCo to agree, that from and after the date of the Redemption the DC Contributors shall no longer be parties to the Umbrella Agreement, and (b) the DC Contributors, the Company and the Investor agree that from and after the date of the Redemption the DC Contributors shall no longer be parties to the Registration Rights Agreement.

SECTION 9.   Information Rights. Each of the Chrysler Parties and each of the Daimler Parties agree that the Chrysler Parties shall provide to the Daimler Parties the information set forth on Schedule C hereto and the Annexes to such Schedule C, at the time and in the manner set forth therein, in each case (a) solely with respect to such information relating to a period of time on or prior to the date of the Redemption unless otherwise expressly set forth in Schedule C and (b) solely to the extent such Chrysler Parties possess or have reasonable access to such information.

SECTION 10. Condition Precedent; Effectiveness. Except as otherwise set forth below, this Agreement is expressly conditioned on, and shall not be effective until, the occurrence of both (a) the entry of the Approval Order and (b) the full execution of this Agreement by each party hereto, and shall upon such occurrences become effective without further action of the parties hereto. Furthermore, Section 7 shall not be effective until the Approval Order becomes a Final Order, and shall, at such time, become effective without further action of the parties hereto; provided that, the forgiveness, release and discharge by DNAF in Section 7(a), and the related agreements of DNAF in Section 7(c), are expressly conditioned upon, shall not be effective until, and shall become effective without further action of the parties hereto upon the later of the occurrence of the Loan Release Condition and the Approval Order becoming a Final Order.

SECTION 11. Confidentiality. (a) The parties hereto, other than the PBGC, agree, except as required by Law or stock exchange regulations, to keep confidential and not to disclose without the prior written consent of the other parties hereto to any Person any information about the existence of this Agreement, including the Schedules to this Agreement, its terms or conditions, including the terms and conditions set forth in the Schedules to this Agreement, or any other facts relating thereto, including information about negotiations between the parties hereto and negotiations and agreements with third parties, including Governmental Authorities, which took place in connection with this Agreement or the Schedules to this Agreement; provided, that each party hereto may disclose such information to (i) any agents, representatives, advisors (including legal, accounting and financial advisors) and investors, and (subject to reasonable and customary confidentiality agreements) potential investors or acquirors of such party or its Affiliates or (ii) the U.S. Treasury Department, the Bankruptcy Court and any other Governmental Authority; provided further, that each party shall inform such Persons of the confidential nature of such information and cause Persons referred to in the foregoing clause (i) to comply with the confidentiality obligations of this Section 11 with respect to such information as if such Person were a party hereto.

(b)           The PBGC acknowledges that the subject matter of this Agreement is within the scope of its Letter Confidentiality Agreement (“PBGC Confidentiality Agreement”) with CarCo (formerly known as DaimlerChrysler Corporation), dated March 15, 2007, and agrees that the PBGC Confidentiality Agreement shall inure to the benefit of the Daimler Parties as if each were a party thereto. Section 11(a) and Section 11(c) shall not apply to the PBGC.

(c)           Subject to Section 11(b) and the provisos in Section 11(a), in the event that any party hereto other than the PBGC is requested pursuant to, or required by, Law to disclose any information concerning this Agreement (each such party a “Notifying Party”), prompt notice of such request or requirement shall be given to each of the other parties hereto in order to enable such parties to seek an appropriate protective order or other remedy (and if any such party seeks such an order, the Notifying Party will provide such cooperation as the other party or parties shall reasonably request), to consult with the Notifying Party with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the parties hereto waive compliance, in whole or in part, with the terms of this Agreement, the Notifying Party will disclose only that portion of the information that the Notifying Party is advised in writing by counsel is legally required to be disclosed and the Notifying Party will use its best efforts to ensure that all information so disclosed will be accorded confidential treatment.

SECTION 12. Entire Agreement. This Agreement shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings (for the avoidance of doubt as between the Daimler Parties and the Chrysler Parties, except for the Prior Settlement Agreements), both written and oral, between the parties hereto with respect to the subject matter hereof, including the Binding Term Sheet among the parties hereto (other than Intermediate HoldCo), dated as of April 27, 2009.

SECTION 13. No Other Amendment. Except as expressly set forth in this Agreement, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Prior Settlement Agreements, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

SECTION 14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

(i)	if to a Daimler Party:

Daimler AG
HPC 096-F105
70546 Stuttgart
Germany
Telecopy: +49 711.174.1848
Attention: Gerd T. Becht

with a copy to:

Shearman & Sterling LLP
599 Lexington Ave.
New York, NY 10022
United States of America
Telecopy: +1 212.848.7179
Attention: W. Jeffrey Lawrence

(ii)	if to the Investor, CGI, the Company or Intermediate HoldCo:

Cerberus Capital Management L.P.
299 Park Avenue
New York, NY 10171
United States of America
Telecopy: +1 212.750.5212
	Attention:	Lenard B. Tessler
Mark Neporent

with a copy to:

Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
Telecopy: +1 212.237.0100
	Attention:	Jane Lee Vris

(iii)		if to CarCo:

Chrysler LLC
1000 Chrysler Drive
Auburn Hills, MI 48326-2766
United States of America
Telecopy: +1 248.512.1772
	Attention:	Holly E. Leese

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Telecopy: +1 212.593.5955
	Attention:	Alan Waldenberg
Robert R. Kiesel
Richard A. Presutti

and

Jones Day
222 41st Street
New York, NY 10017

Telecopy: +1 212.755.7306
	Attention:	Corinne Ball
Marilyn Sonnie

(iv)	if to the PBGC:

Director
Department of Insurance Supervision and Compliance
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005
United States of America
	Telecopy:	+1 202.842.2643
	E-mail:	house.joseph@pbgc.gov
cann.dana@pbgc.gov

with a copy to:

Chief Counsel
Office of the Chief Counsel
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005
United States of America
	Telecopy:	+1 202.326.4112
	E-mail:	eggeman.james@pbgc.gov
morris.karen@pbgc.gov

and

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
233 S. Wacker Drive
Chicago, IL 60606

	Telecopy:	+1 312.876.8080
	Attention:	Fruman Jacobson
Carole Neville
	Email:	fjacobson@sonnenschein.com
cneville@sonnenschein.com

In addition to, and not in limitation of, the notice requirements set forth in the foregoing provisions of this Section 14, all notices or other communications to the PBGC hereunder shall also be promptly sent to each of the electronic mail addresses set forth for the PBGC above.

SECTION 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York (without giving effect to its conflict of laws rules), except to the extent preempted by ERISA.

SECTION 16. Miscellaneous. The provisions of Sections 1.03 (Interpretation and Rules of Construction), subject to Section 10 hereof, 11.04 (Severability), 11.08 (Waiver), 11.11 (Currency) and 11.13 (Consent to Jurisdiction) of the Contribution Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Agreement and the parties hereto mutatis mutandis. Notwithstanding the foregoing in respect of Section 11.04 of the Contribution Agreement, in no event will the invalidity, illegality or unenforceability under any Law or public policy of any terms or provisions of this Agreement, other than those in Section 5 hereof, relieve Daimler or the Plan Sponsor(s) of any of their obligations under Section 5 hereof.

SECTION 17. Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 18. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the date hereof indefinitely.

SECTION 19. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, provided, however, that the Plans shall be third party beneficiaries of the provisions of Section 5 as they relate to the Required Contributions.

SECTION 20. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the parties hereto); provided, however, that any Plan Sponsor transferring one or more Plans to a successor Plan Sponsor shall assign all of its rights and obligations hereunder with respect to any such transferred Plan to the successor Plan Sponsor of such transferred Plan.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLER AG

By:	/s/ Gerd T. Becht
	Name:	Gerd T. Becht
	Title:	Senior Vice President

By:
Name:
Title:

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLER AG

By:
Name:
Title:

By:	/s/ Edgar Krökel
	Name:	Dr. Edgar Krökel
	Title:	Vice President

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

DAIMLER NORTH AMERICA FINANCE CORPORATION

By:	/s/ David A. Link
	Name:	David A. Link
	Title:	President

By:	/s/ Ruben Simmons
	Name:	Ruben Simmons
	Title:	Vice President

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

DAIMLER INVESTMENTS US CORPORATION

By:	/s/ Ruben Simmons
	Name:	Ruben Simmons
	Title:	President

By:	/s/ Douglas G. Huwer
	Name:	Douglas G. Huwer
	Title:	Asst. Treasurer

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

CG INVESTMENT GROUP, LLC

By: CG INVESTOR, LLC,
its Managing Member

By: CG MANAGER, LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Authorized Signatory

CG INVESTOR, LLC

By: CG MANAGER, LLC,
its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Authorized Signatory

CHRYSLER HOLDING, LLC

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

CARCO INTERMEDIATE HOLDCO I LLC
By: Chrysler Holding LLC, its Managing Member

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Authorized Signatory

CHRYSLER LLC

By:	/s/ [ILLEGIBLE]
Name:
Title:

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

PENSION BENEFIT GUARANTY CORPORATION

By:	/s/ Terrence M. Deneen
	Name:	Terrence M. Deneen
	Title:	Chief Insurance Program Officer

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

Investment Agreement	Execution Copy

INVESTMENT AGREEMENT

AMONG

DAIMLER AG

AND

SEMARE BETEILIGUNGSVERWALTUNGS GMBH

AND

AABAR INVESTMENTS PJSC

22 MARCH 2009

CONTENTS

LIST OF ANNEXES	3

PREAMBLE	5

PART A: INTERPRETATION	6

§ 1 INTERPRETATION AND DEFINITIONS	6

PART B: SUBSCRIPTION OF SHARES IN THE COMPANY	8

§ 2 ISSUE AND SUBSCRIPTION OF NEW SHARES	8

§ 3 DELIVERY AND PAYMENT	9

§ 4 GUARANTEE OF THE PAYMENT OBLIGATIONS OF THE INVESTOR	9

§ 5 CONDITIONS TO ISSUANCE AND PAYMENT; TERMINATION	10

§ 6 REPRESENTATIONS OF THE COMPANY	12

§ 7 REPRESENTATIONS OF THE INVESTOR	15

§ 8 REPRESENTATIONS OF THE GUARANTOR	16

§ 9 UNDERTAKINGS OF THE COMPANY	17

PART C: MISCELLANEOUS	19

§ 10 INVESTOR’S REPRESENTATIVE	19

§ 11 NOTICES	19

§ 12 COSTS	20

§ 13 CONFIDENTIALITY	20

§ 14 MEMBER OF THE SUPERVISORY BOARD	21

§ 15 GENERAL PROVISONS	22

§ 16 GOVERNING LAW; ARBITRATION	22

ANNEXES

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LIST OF ANNEXES

Annex	Description of Annex
1	Subscription Certificate
2	Global Certificate
3A	Form of Legal Opinion by Investor’s Local Counsel
3B	Form of Legal Opinion by Guarantor’s Local Counsel
4	Officers’ Certificate pursuant to § 5.2.2
5	Text of Public Announcements
6	Material Subsidiaries
7	Investor’s Representative consent to appointment pursuant to § 10.1

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INVESTMENT AGREEMENT

between

1.                                      DAIMLER AG, a stock corporation (Aktiengesellschaft) established under the laws of the Federal Republic of Germany which is registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) in Stuttgart under HRB 19360 (the company);

2.                                      SEMARE BETEILIGUNGSVERWALTUNGS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of the Republic of Austria and registered in the Austrian Company’s Register (Firmenbuch) of the Commercial Court Vienna (Handelsgericht Wien) under FN 309208 v (the Investor);

3.                                      AABAR INVESTMENTS PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi, United Arab Emirates (the Guarantor);

(the Company, the Investor and the Guarantor hereinafter collectively being referred to as the Parties and each of them a Party).

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PREAMBLE

(A)          The Company is a leading producer of premium motor vehicles, vans and buses and the world’s largest producer of trucks. It also offers financial services, including vehicle financing, leasing, insurance and fleet management.

(B)           As at the date of this Agreement (the Signing Date), the Company’s share capital (Grundkapital) amounts to EUR 2,767,593,266.13 and is divided into 964,557,432 ordinary registered shares (including 37,116,831 treasury shares, the Treasury Shares) with no par value (auf den Namen lautende Stammaktien ohne Nennbetrag) (the Existing Shares). The Company will not cancel the Treasury Shares prior to the Registration Time.

(C)           By resolution of the Company’s annual shareholders’ meeting held on 9 April 2008 the management board (Vorstand) of the Company (the Management Board) has been authorised, until 8 April 2013, to increase, with the consent of the supervisory board (Aufsichtsrat) of the Company (the Supervisory Board), the Company’s share capital by up to € 500,000,000.00 (the Authorised Capital) through the issue of new registered no par value shares in exchange for cash contributions (the Authorisation). Pursuant to the Authorisation, the Management Board is authorized to exclude, with the Supervisory Board’s consent, shareholders’ subscription rights of the Company’s shareholders if the issue price of the newly issued shares is not significantly lower than the market price of the Existing Shares prevailing at the time of issuance and further provided that the number of shares issued does not exceed 10% of the Company’s share capital, neither at the time when the Authorisation has become effective nor when it is used (§ 186(3) sent. 4 of the German Stock Corporation Act (Aktiengesetz)). Further, the Management Board is authorised, with the consent of the Supervisory Board, to determine other details of the conditions on which new shares are issued. § 3(2) of the Articles of Association (Satzung) of the Company has been amended correspondingly and the Authorised Capital has been registered with the commercial register (Handelsregister) of the Local Court in Stuttgart under the number HRB 19360 (the Commercial Register).

(D)          The Investor is a company all of whose shares are directly held by Gutiba Beteiligungsverwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of the Republic of Austria and registered in the Austrian Company’s Register (Firmenbuch) of the Commercial Court Vienna (Handelsgericht Wien) under FN 309218 h. All shares in Gutiba Beteiligungsverwaltungs GmbH are held by the Guarantor. The Guarantor is a long-term investor targeting to acquire and hold interests in the equity of companies which are leaders in their respective industries. The Guarantor is controlled by International Petroleum Investment Company (IPIC). Aabar is focused on combining its equity investments with strategic co-operations with the companies in which it invests in order to promote the leadership positions of such companies in their respective industries and in particular to assist such companies with its intimate knowledge of the Middle East region.

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(E)           The Company wishes to raise additional equity capital (i) to strengthen its capital base to be commensurate with its leadership position in the automotive industry, (ii) to continue, inter alia, its significant investments in research and development in order to further enhance its technological leadership position in the automotive industry, and (iii) to be in a position to exploit the current opportunities and to face the current challenges in its sector from a position of financial strength.

(F)           Against this background, the Company intends to make partial use of the Authorised Capital and to issue 96,408,000 new shares in the Company (the New Shares) to the Investor against cash contributions (Kapitalerhöhung gegen Bareinlagen) and the Investor intends to subscribe and pay for the New Shares.

(G)           The Management Board has resolved to increase the Company’s share capital pursuant to the Authorisation and to issue the New Shares at the Aggregate Issue Price (as defined herein) to the Investor upon exclusion of subscription rights of the Company’s existing shareholders.

NOW, THEREFORE, the Parties hereby agree as follows:

PART A: INTERPRETATION

§1

Interpretation and Definitions

1.1           In this Agreement (including the Preamble), unless the context otherwise requires, where a German term has been added in parentheses after an English term, such German term shall be decisive for the purposes of interpretation of the English term whenever such English term is used in this Agreement.

1.2           The headings in this Agreement are merely for convenience. They shall be disregarded for the purposes of interpreting this Agreement.

1.3           The following terms shall have the following meanings when used in this Agreement:

1.3.1.       2009 AGM shall mean the Company’s 2009 annual general shareholders’ meeting;

1.3.2.       Agent shall have the meaning as set forth in § 2.2;

1.3.3.       Aggregate Issue Price shall have the meaning as set forth in § 2.1;

1.3.4.       Authorisation shall have the meaning as set forth in paragraph (C) of the preamble;

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1.3.5.       Authorised Capital shall have the meaning as set forth in paragraph (C) of the preamble;

1.3.6.       Bank Certificate shall have the meaning as set forth in § 2.2;

1.3.7.       Commercial Register shall have the meaning as set forth in paragraph (C) of the preamble;

1.3.8.       Confidential Information shall have the meaning as set forth in § 13.1;

1.3.9.       Existing Shares shall have the meaning as set forth in paragraph (B) of the preamble;

1.3.10.     Global Certificate shall have the meaning as set forth in § 3;

1.3.11.     Governmental Authority shall have the meaning as set forth in § 6.7;

1.3.12.     Guarantee shall have the meaning as set forth in § 4;

1.3.13.     Investor’s Representative shall have the meaning as set forth in § 10.1.

1.3.14.     IPIC shall have the meaning as set forth in paragraph (D) of the preamble;

1.3.15.     Issue Price shall have the meaning as set forth in § 2.1;

1.3.16.     Management Board shall have the meaning as set forth in paragraph (C) of the preamble;

1.3.17.     Material Adverse Event shall have the meaning as set forth in § 5.7;

1.3.18.     Material Subsidiaries shall be the Company’s subsidiaries listed in Annex 6.

1.3.19.     New Shares shall have the meaning as set forth in paragraph (F) of the preamble;

1.3.20.     New Shares Capital Increase Account shall have the meaning as set forth in § 2.2;

1.3.21.     Registration Time shall have the meaning as set forth in § 3;

1.3.22.     Signing Date shall have the meaning as set forth in paragraph (B) of the preamble;

1.3.23.     Statements shall have the meaning as set forth in § 6.

1.3.24.     Subscription Certificate shall have the meaning as set forth in § 2.2;

1.3.25.     Subscription Certificate Release Time shall have the meaning as set forth in § 2.2;

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1.3.26.     Supervisory Board shall have the meaning as set forth in paragraph (C) of the preamble; and

1.3.27.     Treasury Shares shall have the meaning as set forth in paragraph (B) of the preamble.

PART B: SUBSCRIPTION OF SHARES IN THE COMPANY

§2

Issue and Subscription of New Shares

2.1           Subject to the terms and conditions set forth in this Agreement, the Company agrees to issue, and the Investor agrees to subscribe for the New Shares at an issue price of € 20.27 per New Share (the Issue Price). The aggregate Issue Price amounts to € 1,954,190,160.00 (the Aggregate Issue Price). The New Shares shall be ordinary registered shares with no par value and shall carry the same rights and obligations as the Existing Shares, except that they shall carry dividend rights only from and including the fiscal year of the Company ending on 31 December 2009.

2.2           Subject to the conditions set forth in this Agreement, for the purpose of registering the capital increase representing the New Shares with the Commercial Register, the investor shall, on the Signing Date immediately after the signing of this Agreement, deliver a subscription certificate (Zeichnungsschein) relating to the New Shares (the Subscription Certificate, a form of which is set forth in Annex I) duly signed in duplicate form pursuant to § 185 German Stock Corporation Act (Aktiengesetz) to the public notary Hagen Krzywon with the instruction to hold the Subscription Certificate in escrow until the earlier of (i) express release of the certificate in writing by the Investor, or (ii) presentation by the Company to the notary of the bank certificate pursuant to Sections 188(2), 37(1) third sentence German Stock Corporation Act (Aktiengesetz) issued by Deutsche Bank AG confirming credit of the Aggregate Issue Price to the New Shares Capital Increase Account (as defined below) (the Bank Certificate). Further, subject to the terms and conditions set forth in this Agreement, the Investor shall on or before 10:00 a.m. (Frankfurt time) on 23 March 2009 (such time referred to as Subscription Certificate Release Time), effect payment of the Aggregate Issue Price to a special account of the Company with Deutsche Bank AG (the Agent) entitled “Daimler — Sonderkonto Kapitalerhöhung 2009” (the New Shares Capital Increase Account) and with the following account details: account number 11 20 005 05, Deutsche Bank AG, Stuttgart, Swift DEUTDESSXXX, BLZ 600 700 70. Upon payment of the Aggregate Issue Price the Subscription Certificate is released from escrow.

2.3           Unless previously released by the Investor by express written notice to the public notary Hagen Krzywon, the Subscription Certificate shall be deemed released by the Investor from escrow upon presentation by the Company to the public notary of the Bank Certificate. Without undue delay (unverzüglich) upon the release of the

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Subscription Certificate from escrow, the Company shall execute the necessary documentation for the registration of the increase in capital with the Commercial Register and shall, subject to the conditions in § 5.1 being fulfilled or waived by the Company, file the relevant documentation with the Commercial Register on 23 March 2009.

2.4           Without undue delay (unverzüglich) upon the registration of the increase in capital with the Commercial Register, the Company shall, per telefax in advance, furnish the Investor either with (i) a notice or registration from the Commercial Register (Eintragungsnachricht), or (ii) with a copy of an electronic excerpt of the Commercial Register, evidencing in each case such increase in capital.

2.5           If the registration with the Commercial Register of the increase in capital in an amount of € 276,622,337.61 has not been effected by 25 March 2009, 12:00 (Frankfurt time) the Subscription Certificate for the New Shares shall, in accordance with its terms, expire and the Company shall without undue delay (unverzüglich) repay the Aggregate Issue Price to the Investor to an account designated by the Investor. In such event, the Investor and the Company may agree that the Investor (i) effects new credits corresponding to the Aggregate Issue Price to the New Shares Capital Increase Account, and (ii) submits a new Subscription Certificate for the New Shares (to expire in accordance with its terms on a date to be determined jointly by the Company and the Investor).

§3

Delivery and Payment

Promptly on the day on which the increase in capital to the New Shares is registered with the Commercial Register (the time of such registration referred to as the Registration Time), the Company shall deliver a duly executed global certificate representing the New Shares (the Global Certificate) to the Agent with the instruction to the Agent to deliver such Global Certificate to Clearstream Banking AG for inclusion on Clearstream Banking AG’s book- entry transfer system. The Company shall furthermore instruct to effect credit of the New Shares to a deposit account designated by the Investor by credit through Clearstream Banking AG’s book entry system. A form of the Global Certificate is attached hereto as Annex 2.

§4

Guarantee of the Payment Obligations of the Investor

The Guarantor hereby unconditionally and irrevocably guarantees towards and for the benefit of the Company the due and punctual payment of the Aggregate Issue Price, if and when such Aggregate Issue Price becomes payable hereunder (the Guarantee). Payments under the Guarantee shall be made on first written demand of the Company. The Guarantor may, for the avoidance of doubt, neither assert the plea of unexhausted remedies (Einrede der Vorausklage) nor raise any objections (Einwendungen) which would release the Guarantor from its payment obligations (if and when they arise) under the Guarantee or which would defer such payment obligations.

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§5

Conditions to Subscription, Issuance and Payment; Termination

5.1           The obligation of the Company to issue the New Shares in accordance with the provisions of this Agreement is subject to the conditions precedent (aufschiebende Bedingungen) that

5.1.1.     the Supervisory Board has resolved to approve the increase of the Company’s share capital under the Authorization as well as the issue of the New Shares to the Investor at the Aggregate Issue Price as resolved by the Management Board;

5.1.2.     the Company shall have received no later than 22:00 CET on 22 March 2009 a legal opinion as to the laws of Austria, dated 22 March 2009, of Binder Grösswang Rechtsanwälte, counsel to the Investor in the form as attached hereto in Annex 3A hereto, and a legal opinion as to the laws of Abu Dhabi, dated 22 March 2009, of Al Tamimi & Company, counsel to the Guarantor, in the form as attached in Annex 3B hereto.

5.2           The obligations of the Investor to release the Subscription Certificate from escrow and to effect payment of the Aggregate Issue Price and the obligations of the Guarantor under the Guarantee are subject to the conditions precedent (aufschiebende Bedingungen) that

5.2.1.     the Investor shall have received copies of the resolution (i) of the Management Board to increase the Company’s share capital under the Authorisation and to issue the New Shares at the Aggregate Issue Price to the Investor and (ii) of the Supervisory Board approving the Management Board’s resolution referred to in (i);

5.2.2.     the Investor shall have received, on or before the Subscription Certificate Release Time, a certificate dated 23 March 2009 and signed by the chief executive officer and the chief financial officer of the Company, in the form as attached in Annex 4  hereto;

5.2.3.     the Company shall not have published, between the Signing Date and the Subscription Certificate Release Time, an ad hoc notice under § 15 of the German Securities Trading Act (Wertpapierhandelsgesetz), other than an adhoc notice in the form attached hereto as Annex 5.

5.3           The Company may, at its discretion and upon the terms as it deems appropriate, waive in writing compliance with the whole or any part of the conditions precedent set forth in § 5.1.2 and the Investor may in its sole discretion and upon such terms as it thinks fit, waive in writing compliance with the whole or any part of the conditions precedent set out in § 5.2. The conditions in § 5.2 shall be deemed to have been fulfilled as soon as the Aggregate Issue Price has been transferred to the New Shares Capital Increase Account.

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5.4           The Company may terminate this Agreement upon the non-occurrence of a condition precedent referred to in § 5.1 by the Subscription Certificate Release Time and the Investor may terminate this agreement upon the non-occurrence of a condition precedent referred to in § 5.2 by the Subscription Certificate Release Time, in each case unless the party entitled to waive the relevant condition has declared a waiver. Upon notice of such termination being given by the Investor or the Company, as the case may be, this Agreement shall terminate and be of no further effect and no party shall have any liability to any other in respect of this Agreement, except that any termination of this Agreement shall not affect the obligations of the Parties under § 13. If the Company terminates this Agreement pursuant to this § 5.4 after receipt of the Aggregate Issue Price, the Company shall without undue delay (unverzüglich) repay the Aggregate Issue Price to the Investor to an account designated by the Investor and return to the Investor the Subscription Certificate.

5.5           If a Material Adverse Event shall occur before the Subscription Certificate Release Time, the Investor shall be entitled to terminate this Agreement. The Investor shall also be entitled to terminate this Agreement if any of the representations and warranties made by the Company in this Agreement shall be or become untrue or incorrect before the Subscription Certificate Release Time. Upon notice of such termination being given by either Party, the Company shall without undue delay (unverzüglich) repay the Aggregate Issue Price to the Investor to an account designated by the Investor and return to the Investor the Subscription Certificate, and this Agreement shall terminate and be of no further effect and no party shall have any liability to any other in respect of this Agreement, except that any termination of this Agreement shall not affect the obligations of the Parties under § 13.

5.6           If any of the representations and warranties made by the Company in this Agreement shall be or become untrue or incorrect or a Material Adverse Event shall occur after the Subscription Certificate Release Time and prior to the Registration Time, the Investor may request from the Company by written notification to employ its best efforts to procure a withdrawal of the application for registration of the capital increase with the Commercial Register. If the application is withdrawn successfully, the Company shall without undue delay (unverzüglich) repay the Aggregate Issue Price, plus interest thereon (at a per annum rate of 1.5%) to the Investor to an account of the Investor (with the following account details: account number 100 175 39 20, Deutsche Bank AG, Frankfurt a.M., Swift DEUTDEFFXXX, BLZ 500 700 10) and return to the Investor the Subscription Certificate, and this Agreement shall terminate and be of no further effect and no party shall have any liability to any other in respect of this Agreement, except that any termination of this Agreement shall not affect the obligations of the Parties under § 13.

5.7           Material Adverse Event shall mean the occurrence, after the time of signing by the Parties of this Agreement, of any of the following, as commercially reasonably determined by the Investor (after consultation with the Company to the extent possible; any of the following persons will be available for such consultation on the side of the Company: Dr. Rüdiger Grube and Dr. Edgar Krökel)

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5.7.1.       any fact, circumstance or change, that, individually or in the aggregate with all other such facts, circumstances or changes (i) has or is reasonably likely to have a material adverse effect on the condition (financial, operational, or legal), or on the earnings or business affairs of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, or (ii) reasonably likely to result in an adverse effect on the Company’s ability to perform its obligations under this Agreement;

5.7.2.       a suspension of trading generally on or by, the Frankfurt Stock Exchange or the New York Stock Exchange (unless such suspension occurs for technical reasons only) or a material adverse change in the domestic or international loan, capital, or financial markets generally; or

5.7.3.       a declaration of a general moratorium on commercial banking activities in Frankfurt am Main or London by the relevant authorities, or a material disruption in securities settlement, payment or clearance services in Europe or the United States that directly effects the execution and settlement of the transactions contemplated by this Agreement.

§ 6

Representations of the Company

The Company hereby represents to the Investor by way of independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 (1) BGB that the statements set out in § 6.1 to § 6.16 below (each a Statement and together the Statements) are true and correct as of the Signing Date and will be true and correct as of the Subscription Certificate Release Time and as of the Registration Time.

6.1           The Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as currently conducted.

6.2           No insolvency or composition proceedings have been commenced in respect of the assets of the Company or any of its Material Subsidiaries and no circumstances exist which would require an application for the commencement of such proceedings or which would justify an avoidance of this Agreement under applicable insolvency or composition regulations.

6.3           As at the Signing Date, the Company’s share capital (Grundkapital) amounts to EUR 2,767,593,266.13.

6.4           The Existing Shares represent the entire share capital of the Company and all contributions (Einlagen) required to be made in respect thereof have been made in full and have not been repaid.

6.5           The Company has the corporate capacity to enter into, and perform its obligations under, this Agreement, which, upon approval of the Supervisory Board as contemplated in § 5.1.1, will have been duly authorised by the Company.

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6.6           This Agreement has been duly and validly executed by the Company and constitutes legal, valid and binding obligations of the Company.

6.7           All consents, approvals, authorizations or other actions required under applicable law and regulations for, or in connection with, the execution of this Agreement, the issuance of the New Shares by the Company and the performance by the Company of its obligations under this Agreement, have been unconditionally obtained and are in full force and effect and no notice to, filing with or exemption or review by any domestic or foreign authorities, agencies, courts, commissions or other entities including stock exchanges and other self-regulatory organizations (collectively Governmental Authorities) having jurisdiction over the Company is necessary for the consummation by the Company of the transactions contemplated by this Agreement, save that (i) issuance of the New Shares will require an application by the Company for registration of the consummation of the capital increase with, and registration by, the Company’s commercial register, (ii) admission and listing of the New Shares as contemplated by § 9.2 will require applications to the relevant exchanges by the Company as well as admission and listing decisions by such stock exchanges; (iii) the Company will be obliged to file the ad hoc-release to be published by it in connection with the transactions contemplated by this agreement with the Bundesanstalt fur Finanzdienstleistungsaufsicht, (iv) the Company will be obliged to make a Form 6-K filing in the U.S. and (v) the Company will be obliged to file an Extraordinary Securities Report with the competent regulatory authority in Japan after the consummation of the transactions contemplated by this Agreement.

6.8           The execution by the Company of this Agreement, the issuance of the New Shares, and the consummation of the transactions contemplated in this Agreement will not, subject to the approval of the Supervisory Board as contemplated in § 5.1,

6.8.1.     conflict with, or result in a violation of the provisions of, or constitute a default (or be subject to approval that has not heretofore been obtained) under, (i) any agreement or instrument to which the Company or one of the Company’s subsidiaries is a party or by which any of them is bound or to which any of their assets is subject, or (ii) any license, permit or authorisation, held by or issued to the Company or any of its subsidiaries, which violation or default would result in a Material Adverse Event;

6.8.2.     result in a violation of the articles of association or other governing documents of the Company or any of the Company’s subsidiaries, or any provision of law, judgment or decree of any competent Governmental Authority, which violation would result in a Material Adverse Event;

6.8.3.     result in any termination rights or other third party rights that would result in a Material Adverse Event.

6.9           As at the Signing Date, there is no lawsuit, investigation or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court, arbitral body or governmental authority which in any manner challenges or

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seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

6.10       Since 1 January 2009, the Company has complied with all reporting requirements, including ad-hoc publication requirements under stock exchange and other securities laws and rules and regulations of any competent regulatory authority applicable to it and its securities and currently has, other than with respect to the transactions contemplated by this Agreement, not made use of the possibility to not disclose price-sensitive information pursuant to Section 15(3) of the German Securities Trading Act (Wertpapierhandelsgesetz).

6.11       No stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within Germany or by any sub-division of or authority therein or thereof having power to tax in Germany, in connection with the authorisation, execution or delivery of this Agreement or with the authorization, issue or delivery of the New Shares and the performance of the Company’s obligations under this Agreement.

6.12       The New Shares will, upon registration in the Commercial Register, be validly issued shares of the Company, fully paid up and freely transferable and will be free of any third party rights. The New Shares will, upon issuance, be fully fungible with each other and, except that they will carry dividend rights only from and including the fiscal year of the Company ending on 31 December 2009 and will not yet be listed at such time, all other shares of the same class of the Company.

6.13       Any pre-emptive rights (Bezugsrechte) of any existing shareholders of the Company in connection with the issuance of the New Shares are validly excluded and the New Shares will be free of pre-emptive rights or any rights of any person similar to pre-emptive rights based on the Company’s articles of association or any agreements or instruments to which the Company is a party.

6.14       The Company is a “foreign issuer” within the meaning of Rule 902(e) of Regulation S under the US Securities Act of 1933, as amended, and reasonably believes that there is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S under the US Securities Act of 1933, as amended, in the New Shares or in securities that are of the same class as the New Shares.

6.15       Neither the Company, any of its affiliates, nor any party acting on behalf or for the account of any of them has, within a period of 15 Frankfurt Stock Exchange trading days prior to the Signing Date, engaged in any trading activities involving shares of the Company (including any derivative and hedging transactions involving such shares) which might reasonably be expected to cause or result in stabilization or manipulation of the price of the Company’s shares.

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6.16         The information provided by or on behalf of the Company to The Committee of Foreign Investment in the United States is true and correct in all material aspects.

§ 7

Representations of the Investor

The Investor hereby represents to the Company, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 para. 1 BGB, that the statements set out in § 7.1 to § 7.8 below are true and correct as of the Signing Date and will be true and correct as of the Subscription Certificate Release Time.

7.1           The Investor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as currently conducted.

7.2           No insolvency or composition proceedings have been commenced in respect of the assets of the Investor and no circumstances exist which would require an application for the commencement of such proceedings or which would justify an avoidance of this Agreement under applicable insolvency or composition regulations.

7.3           The Investor has the corporate capacity to enter into, and perform its obligations under, this Agreement and this Agreement has been duly authorised by the Investor.

7.4           This Agreement has been duly and validly executed by the Investor and constitutes legal, valid and binding obligations of the Investor, enforceable against it in accordance with its terms.

7.5           All consents, approvals, authorizations or other actions required under applicable law and regulations for, or in connection with, the execution of this Agreement, the subscription of the New Shares by the Investor and the performance by the Investor of its obligations under this Agreement, have been unconditionally obtained and are in full force and effect and no notice to, filing with or exemption or review by any Governmental Authority having jurisdiction over the Investor is necessary for the consummation by the Investor of the transactions contemplated by this Agreement.

7.6           As at the Signing Date, there is no lawsuit, investigation or proceeding pending or, to the best of the investor’s knowledge, threatened against the Investor before any court, arbitral body or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

7.7           The Investor has available cash or available loan facilities which will, on the Subscription Certificate Release Time, provide, in immediately available funds, the cash resources necessary to pay the Aggregate Issue Price and to meet its other obligations under this Agreement; and, in the case of loan facilities, they involve no material pre-conditions and the Investor will be able to satisfy all conditions of drawdown to such loan facilities on or prior to the Subscription Certificate Release Time (except, for the avoidance of doubt, the satisfaction of any conditions of drawdown that are outside the Investor’s or Guarantor’s control). The Investor has no

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reason to believe that any such condition precedent will not be fulfilled prior to the Subscription Certificate Release Time.

7.8           Neither the Investor, any of its subsidiaries, nor any party acting with their knowledge and/or approval on behalf or for the account of any of them has, within a period of 15 Frankfurt Stock Exchange trading days prior to the Signing Date, engaged in any trading activities involving shares of the Company (including any derivative and hedging transactions involving such shares) which might reasonably be expected to exercise downward pressure on the otherwise prevailing market prices of the Company’s shares; further, the Investor, after consultation with any financial institution which provides financing to it for the purpose of funding the Aggregate Issue Price, has no reason to believe that any such financial institution has engaged in such trading activities in connection with the providing of finance for the Aggregate Issue Price.

§ 8

Representations of the Guarantor

The Guarantor hereby represents to the Company, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to § 311 para. 1 BGB, that the statements set out in paragraph (D) of the Preamble and in § 8.1 to § 8.9 below are true and correct as of the Signing Date and will be true and correct as of the Subscription Certificate Release Time.

8.1           The Guarantor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as currently conducted.

8.2           No insolvency or composition proceedings have been commenced in respect of the assets of the Guarantor and no circumstances exist which would require an application for the commencement of such proceedings or which would justify an avoidance of this Agreement under applicable insolvency or composition regulations.

8.3           The Guarantor has the corporate capacity to enter into, and perform its obligations under, this Agreement and this Agreement has been duly authorized by the Guarantor.

8.4           This Agreement has been duly and validly executed by the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with its terms.

8.5           All consents, approvals, authorizations or other actions required under applicable law and regulations for, or in connection with, the execution of this Agreement and the performance by the Guarantor of its obligations under this Agreement, have been unconditionally obtained and are in full force and effect and no notice to, filing with or exemption or review by any Governmental Authority having jurisdiction over the Guarantor is necessary for the consummation by the Investor of the transactions contemplated by this Agreement.

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8.6           As at the Signing Date, there is no lawsuit, investigation or proceeding pending or, to the best of the Guarantor’s knowledge, threatened against the Guarantor before any court, arbitral body or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

8.7           The Investor has available cash or available loan facilities which will, on the Subscription Certificate Release Time, provide, in immediately available funds, the cash resources necessary to pay the Aggregate Issue Price; and, in the case of loan facilities, they involve no material pre-conditions and the Investor will be able to satisfy all conditions of drawdown to such loan facilities on or prior to the Subscription Certificate Release Time (except, for the avoidance of doubt, the satisfaction of any conditions of drawdown that are outside the Investor’s or Guarantor’s control). The Investor has no reason to believe that any such condition precedent will not be fulfilled prior to the Subscription Certificate Release Time.

8.8           Neither the Guarantor, any of its subsidiaries, nor any party acting with their knowledge and/or approval on behalf or for the account of any of them has, within a period of 15 Frankfurt Stock Exchange trading days prior to the Signing Date, engaged in any trading activities involving shares of the Company (including any derivative and hedging transactions involving such shares) which might reasonably be expected to exercise downward pressure on the otherwise prevailing market prices of the Company’s shares; further, the Guarantor (i) after consultation with any financial institution which provides financing for the purpose of funding the Aggregate Issue Price, has no reason to believe that any such financial institution has engaged in such trading activities in connection with the providing of finance for the Aggregate issue Price, and (ii) has no reason to believe that IPIC has engaged in such trading activities.

8.9           The information provided by or on behalf of the Guarantor and IPIC to The Committee of Foreign Investment in the United States is true and correct in all material aspects.

§ 9

Undertakings of the Company

9.1           The Company undertakes to publish, prior to the Subscription Certificate Release Time, any ad-hoc notice or notices required for the Company to be in full compliance with § 15(1) and (2) of the German Securities Trading Act (Wertpapierhandelsgesetz), without making use of the exemption therefrom pursuant to § 15(3) of the German Securities Trading Act (Wertpapierhandelsgesetz) (except for any ad-hoc notices in connection with the signing of this Agreement and the transactions contemplated thereunder).

9.2           The Company undertakes to cause the New Shares, (i) to be admitted to trading on the regulated market (Regulierter Markt) segment of the Frankfurt and Stuttgart Stock Exchanges and the sub-segment thereof with additional post-admission obligations (Prime Standard), or any successor thereof and (ii) to be listed on the

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New York Stock Exchange, in each case no later than prior to the start of trading on the trading day immediately following the day on which the Company pays its dividend for its fiscal year 2008. The Company confirms that it has authorised and mandated Deutsche Bank AG and Deutsche Bank AG has agreed to file and pursue the application for admission of the New Shares to the regulated market (Regulierter Markt) segment of the Frankfurt and Stuttgart Stock Exchanges and the sub-segment thereof with additional post-admission obligations (Prime Standard).

9.3           The Company undertakes, during a period of two years commencing on the Signing Date, to maintain the admission to trading of its shares (including the New Shares upon their issuance) on the regulated market (Regulierter Markt) segment of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard), provided that this obligation shall not apply in case a major shareholder of the Company executes a squeeze-out of the Company’s shareholders pursuant to § 327a of the German Stock Corporation Act (Aktiengesetz) or § 39a of the German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz) or in case the Company is merged into another company.

9.4           During the period commencing on the Signing Date and ending twelve months after the Registration Time (but only for as long as the Guarantor is directly or indirectly, (i) the beneficial owner (as such term is defined in Rule 13d-3 under the US Securities Exchange Act of 1934, as amended) of at least 96,408,000 shares of the Company and (ii) the legal owner of at least 51,294,815 shares of the Company), the Company will in such period not, without the prior written consent of the Investor, either (i) directly or indirectly, issue, sell, offer, contract to sell, otherwise dispose of or announce the offering of any shares of the Company or any other securities or uncertificated rights convertible into or exchangeable for, or which carry the right to acquire, shares of the Company, make use of any authorised capital or sell own (treasury) shares, or propose a capital increase to the annual shareholders’ meeting, except (w) in connection with any directors’ and/or employees’ stock option plan or (x) in connection with the Company program to offer shares to employees of the Company (Belegschaftsaktienprogramm) (y) share issuances against contribution in kind (Sachkapitalerhöhung) or (z) issuances of securities of the type referred to above in connection with a takeover bid (as defined in § 29(1) of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz)) for shares of the Company which has not been recommended for acceptance by the Management Board, or (ii) enter into any transaction (including a derivatives transaction) having an economic effect similar to the measures restricted by clause (i) of this sentence. After expiry of a period of six months after the Registration Time, the Investor shall not withhold its consent if it has been notified in writing by the Company’s Management Board that the Management Board has, based on a diligent review of the Company’s and the Company’s shareholders’ interests, determined that the relevant measure is in the best interest of the Company and the Company’s shareholders. For the avoidance of doubt, this § 9.4 shall not be deemed to have been breached by the passing of the resolutions proposed in the invitation to Company’s 2009 AGM, as published by the Company on 27 February 2009.

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PART C: MISCELLANEOUS

§ 10

Investor’s Representative

10.1       In order to enable the Company to deliver notices, communications, documents and declarations of will (Willenserklärungen) at any time to the Investor and the Guarantor, each of the Investor and the Guarantor hereby irrevocably appoint Dr. Andreas Hable of Binder Grösswang Rechtsanwälte OG (the Investor’s Representative) as their joint representative (Bevollmächtigter) for the receipt (Empfang), service (Zustellung) and giving (Abgabe) of all notices, communications documents (including arbitration-related documents) and declarations of will which relate to or are connected with this Agreement and/or its implementation. By a letter dated 22 March 2009, a copy of which is attached as Annex 7 to this Agreement, the Investor’s Representative consented to such appointment.

10.2       If the Company receive any notices, communications, documents or declarations of will from both the Investor’s Representative and the Investor, it shall, at its free discretion, be entitled to rely solely upon the notices, communications, documents or declarations of will given or executed by the Investor’s Representative.

10.3       The appointment of the Investor’s Representative pursuant to § 10.1 above shall only terminate upon the appointment of another Investor’s Representative domiciled in Austria, which appointment must be notified to the Company.

§ 11

Notices

11.1       All notices, communication and declarations of will which are given pursuant to, or in connection with, this Agreement shall be given in writing in the English language and shall be transmitted by hand by post or by fax to the Parties as specified in more detail in § 11.2.

11.2       All such notices, communication and declarations of will shall (subject to any changes notified in writing to the other Parties) be transmitted to the Parties at the following addresses, and marked for the attention of the following persons:

11.2.1. Company:

Daimler AG

Mercedesstrasse 137

D-70327 Stuttgart

Federal Republic of Germany

Fax: +49 711 17 92814

Attention: Dr. Edgar Krökel

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11.2.2. Investor:

Dr. Andreas Hable

Binder Grösswang Rechtsanwälte OG

Sterngasse 13

A-1010 Vienna

Austria

Fax: +43 (1) 534 80 - 8

11.2.3. Guarantor:

Dr. Andreas Hable

Binder Grösswang Rechtsanwälte OG

Sterngasse 13

A-1010 Vienna

Austria

Fax: +43 (1) 534 80 - 8

§ 12

Costs

Each Party shall bear its own costs and expenses (including the fees, costs and expenses of its advisors) relating to the preparation, negotiation and implementation of this Agreement and the transactions contemplated herein. For the avoidance of doubt, the Company agrees that it will pay or cause to be paid any fees, costs and expenses payable in connection with the admission of the New Shares to the regulated market (Regulierter Markt) segment of the Frankfurt and Stuttgart Stock Exchanges and the sub-segment thereof with additional post-admission obligations (Prime Standard) and the listing of the New Shares of the New York Stock Exchange.

§ 13

Confidentiality

13.1         Subject to § 13.2 and § 13.3 below, the Parties agree to keep strictly confidential any and all information (written or oral), data (including, but not limited to any data of financial, technical or otherwise business-related nature) or any other statement, regardless of its kind and content arising out of or in connection with this Agreement (together Confidential Information) including any information and knowledge derived from the Confidential Information and no Party shall, without the prior written consent of the other Parties, disclose any information regarding the contents of this Agreement to third parties or make any such information available to third parties.

13.2         The confidentiality obligation contained in § 13.1 shall not apply to Confidential Information

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13.2.1.     which was public prior to the conclusion of this Agreement or has subsequently become public unless such publication is based upon a breach of this Agreement;

13.2.2.    a Party has received the Confidential Information from third parties as non-confidential information and, to the knowledge of such Party, without any breach of any duty of confidentiality owed to the respective other Parties;

13.2.3.    which must be disclosed by a Party in accordance with mandatory law (including the rules of a stock exchange). In such case, the disclosing Party will, unless prohibited by law, (i) inform the respective other Parties prior to any such disclosure of the Confidential Information by specifying the reasons for the disclosure of the information and (ii) give the other respective Parties a timely opportunity to review and comment on draft filings prior to the finalisation and submission of the pertinent information; or

13.2.4.    in respect of which the relevant Party has waived in writing the confidential treatment.

13.3         Each Party shall only publish such press releases and announcements relating to the issue and subscription of the New Shares and at such times as agreed by the Parties. Notwithstanding the preceding sentence, each Party shall not be prevented, after giving written notice to any other Party, from publishing press releases and announcements if and to the extent required by applicable law (including the rules of a stock exchange). The forms of press releases and announcements attached hereto as Annex 5 shall be deemed as agreed within the meaning of this clause.

13.4         In case a Party acts in breach of any duties arising under this § 13, this Party shall be liable in accordance with general principles of German law.

§ 14

Member of the Supervisory Board

The Management Board has the intention to support, as far as permitted by German law and subject to the provisions of the German corporate governance codex (Deutscher Corporate Governance Kodex), the Guarantor in realizing its plan to have one person of its choice elected as member to the Supervisory Board in the annual shareholders’ meeting 2010, provided that the Guarantor, directly or indirectly, is (i) the beneficial owner (as such term is defined in Rule 13d-3 under the US Securities Exchange Act of 1934, as amended) of at least 96,408,000 shares of the Company and (ii) the legal owner of at least 51,294,815 shares of the Company, in each case on the 30th day prior to the day on which the invitation to the annual shareholders’ meeting 2010 is published. Should the Guarantor not be the direct or indirect legal owner of at least 96,408,000 shares of the Company on the 30th day prior to day on which the invitation to the annual shareholders’ meeting 2013 is published, the Guarantor will use reasonably best efforts to ensure that, as far as permitted by German law, instead of the Guarantor’s representative a new member can be elected to the Supervisory Board in such ordinary shareholders’ meeting.

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§ 15

General Provisions

15.1         Unless expressly provided otherwise in this Agreement, all amounts payable under or in connection with this Agreement shall be paid in Euro free of costs and charges (kosten- and spesenfrei) in immediately available funds by wire transfer with value on the relevant due date (mit Wertstellung zum jeweiligen Fälligkeitstag).

15.2         No Party may pledge or assign any rights or claims under this Agreement in whole or in part without the prior written consent of the other Parties, other than assignments to financing banks for the sole purpose of securing claims that such banks have against the pertinent transferee.

15.3         This Agreement contains the entire agreement between the Parties with respect to the subject-matter hereof and supersedes all prior agreements and understandings with respect thereto.

15.4         Any amendment or supplementation (Ergänzung) of this Agreement must be in writing, unless a stricter form (such as notarial recording) is required by mandatory law. This shall also apply to any waiver of the need to comply with the provisions of this § 15.4. The Parties hereby agree that the form of execution of this Agreement does not have to comply with the requirements of unity of the deed (Einheitlichkeit der Urkunde) pursuant to § 126 and § 127 BGB.

15.5         The Annexes to this Agreement shall form an integral part of this Agreement.

15.6         Except as otherwise expressly provided for in this Agreement, this Agreement shall not grant any rights to third parties and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung.für Dritte).

15.7         If any provision of this Agreement is or becomes wholly or partially invalid, void or unenforceable, this shall not affect the validity of the other provisions of this Agreement. The same shall apply if it should transpire that this Agreement contains a contractual omission (Lücke). Instead of the invalid, void or unenforceable provision, the Parties shall agree on an arrangement which comes as close as legally possible to what the Parties were trying to achieve with the invalid, void or unenforceable provision (or, as the case may be, the invalid, void or unenforceable part thereof). In the event that a contractual omission needs to be filled, an arrangement shall be agreed upon which, in accordance with the purpose and intent of this Agreement, comes as close as possible to what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this Agreement.

§ 16

Governing law; Arbitration

16.1         This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

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16.2         Any dispute, controversy or claim arising out of or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Stuttgart, Germany. The language of the arbitral proceedings shall be English.

16.3         In the event that mandatory applicable law (or the foregoing provision) requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

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Place and Date:		Place and Date:
Stuttgart, 22.3.09		Stuttgart, 22.3.09

DAIMLER AG		DAIMLER AG

By:	/s/ Bodo Uebber	By:	/s/ Edgar Krökel

Name:	Bodo Uebber	Name:	Dr. Edgar Krökel

Title:	Member of the Board of Management	Title:	Head of M&A, Prokurist
	Daimler AG		Daimler AG

Place and Date:		Place and Date:

SEMARE BETEILIGUNGSVERWALTUNGS GMBH		SEMARE BETEILIGUNGSVERWALTUNGS GMBH

By:	/s/ Mohamed Al-Husseiny	By:	/s/ Kelvin Tang

Name:	Mohamed Al-Husseiny	Name:	Kelvin Tang

Title:	Managing Director Semare Beteiligungsverwaltungs GmbH	Title:	Managing Director Semare Beteiligungsverwaltungs GmbH

Place and Date:		Place and Date:

AABAR INVESTMENTS PJSC		AABAR INVESTMENTS PJSC

By:	/s/ Mohamed Al-Husseiny	By:	/s/ Kelvin Tang

Name:	Mohamed Al-Husseiny	Name:	Kelvin Tang

Title:	Chief Financial Officer Aabar Investments PJSC	Title:	General Counsel Aaber Investments PJSC

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